Exhibit 10.2

FRANCHISE AGREEMENT

Bagger Dave’s Franchising Corporation
27680 Franklin Road
Southfield, Michigan  48034
(248) 223-9160
www.baggerdaves.com

FRANCHISE AGREEMENT

Between

BAGGER DAVE’S FRANCHISING CORPORATION
("FRANCHISOR")

and

BD’S RESTAURANT GROUP, LLC
("FRANCHISEE")

2024 Watson
Jackson, MO 63755

Telephone Number: (573)204-3123

Email Address: billzellmer@charter.net

Date: 11/17/11
(To be Completed by Us)

For Restaurant Located at:
(Business Location)

2106 WILLIAM ST. #300
in
Cape Girardeau, Missouri 63701

TABLE OF CONTENTS

1.	GRANT OF FRANCHISE; TERM	2
2.	FEES AND PAYMENTS	4
3.	CONTROL PERSON; FRANCHISEE DESIGNATE; RESTAURANT MANAGERS; TRAINING	4
4.	RESTAURANT LOCATION; LEASE	8
5.	RESTAURANT CONSTRUCTION; APPROVED SUPPLIES AND APPROVED SUPPLIERS	9
6.	RESTAURANT OPERATIONS; MANUALS	12
7.	CONFIDENTIAL INFORMATION	17
8.	TRADEMARKS	18
9.	ADVERTISING	20
10.	INSURANCE	23
11.	ACCOUNTING AND RECORDS	25
12.	YOUR REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE AND NEGATIVE COVENANTS	26
13.	TRANSFER	30
14.	CONSENT AND WAIVER	32
15.	DEFAULT AND REMEDIES	32
16.	OBLIGATIONS UPON TERMINATION OR EXPIRATION; RENEWAL OPTION	35
17.	INDEMNIFICATION	40
18.	NOTICES	42
19.	FORCE MAJEURE	42
20.	SEVERABILITY	42
21.	INDEPENDENT CONTRACTOR	43
22.	DUE DILIGENCE AND ASSUMPTION OF RISK	43
23.	ENFORCEMENT	43
24.	MISCELANEOUS	46
25.	ENTIRE AGREEMENT	47
26.	DEFINITIONS	47

APPENDICES

A.           Electronic Funds Transfer (EFT) Authorization
B.           Telephone Number Assignment
C.           Conditional Assignment of Lease

i

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (“Agreement”) is made and entered into this 17th day of November, 2011, by and between BAGGER DAVE’S FRANCHISING CORPORATION, a Michigan corporation, with its principal place of business at 27680 Franklin Road, Southfield, Michigan 48034 (referred to in this Agreement as “we,” “us,” or “Franchisor”) and BD’S  RESTAURANT GROUP, LLC, a Missouri limited liability company, a company formed or already existing whose principal place of business is Jackson, Missouri and its Principals, Bill Zellmer and Lonnie Griggs (individually referred to in this Agreement as “Principal Owner” or collectively as “Principal Owners”), residents of the state of Missouri (collectively referred to in this Agreement as “you,” “your,” or “Franchisee”).  The Principal Owners are personally responsible for the obligations of the Franchisee under this Agreement.

RECITALS

WHEREAS, we offer, to persons and entities that meet our qualifications to our satisfaction and demonstrate that they will be productive members of the Bagger Dave’s Legendary Burger Tavern™ System, the opportunity to be awarded a Bagger Dave’s Legendary Burger Tavern™ Franchise through which they will offer a full-service, casual/fast-casual restaurant with liquor license that offers on-premises dining and carry out with a wide variety of Menu Items.  The restaurant specializes in freshly made hamburgers and fries with superior customer service to its clients (the “Restaurant”).

WHEREAS, each Restaurant will feature a distinctive format and method of doing business, including marketing and sales procedures, cooking and food presentation processes and systems (the “System”).

WHEREAS, you understand that the market for your services in operating a Restaurant consists of members of the general public seeking tasty and healthy meals in a casual or fast-casual atmosphere.  You understand that the market is very well developed and highly competitive.  You understand that you will compete with other casual and fast-casual restaurants, take-out and delivery hamburger concepts, quick-serve hamburger restaurants and full-service restaurants, as well as convenience, grocery and specialty stores that offer hamburgers, French fries and similar items.

WHEREAS, your Restaurant will be awarded a geographic territory (the “Designated Area”) that will not be awarded to any other franchise; and that you will identify that you are a Bagger Dave’s Legendary Burger Tavern™ Franchisee by exhibiting the Bagger Dave’s Legendary Burger Tavern™ trademarks and service mark on your marketing materials, vehicles, employee uniforms, signage, interior and exterior design, stationary, business cards, invoices, and other business supplies.

WHEREAS, you must comply with federal, state and local health regulations concerning food preparation, handling, storage, and sale, United States Department of Agriculture (USDA) standards; truth-in-menu and labeling laws; license, certificate and permit requirements for restaurant operation and occupancy; and federal, state and local liquor laws and regulation concerning liquor license ownership, liquor storage, and the sale and consumption of alcoholic liquor.

WHEREAS, you have received and reviewed our Franchise Disclosure Document, have reviewed the Franchise Disclosure Document with counsel of your choice, you understand the terms of this Agreement and its consequences have been completely read and explained by your chosen counsel and you fully understand the terms of this Agreement and all Exhibits hereto.

WHEREAS, you have independently inspected the operations of other franchised businesses of other business concepts and independently inspected the operations of Restaurants operating the System and have satisfied yourself by the performance of your own due diligence that entering into this Agreement is your business decision.

WHEREAS, you have not relied upon any oral statements or other representations other than as are contained in our Franchise Disclosure Document.

NOW THEREFORE, the parties agree as follows:

1.	GRANT OF FRANCHISE; TERM

1.1           You have applied for a franchise to own and operate a Bagger Dave’s Legendary Burger Tavern™ Restaurant.  Subject to all of the terms and conditions of this Agreement and upon complete execution of this Agreement by all parties, we hereby grant to you a franchise (the “Franchise”) to operate a single Bagger Dave’s Legendary Burger Tavern™ Restaurant at a single Location utilizing the System and the Trademarks within a geographic area (the “Designated Area”) upon which you and we have agreed.  During the Initial Term and for so long as no Event of Default has occurred and is continuing and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, we will not establish, nor authorize any other person to establish a Bagger Dave’s Legendary Burger Tavern™ Restaurant within your Designated Area.  The Designated Area and Location are described in Attachment 1 attached to this Agreement.

Except as expressly limited by the preceding paragraphs, we and our affiliates retain all rights with respect to Bagger Dave’s Legendary Burger Tavern™ Restaurants, the Trademarks, the sale of similar or dissimilar products and services, and any other activities we deem appropriate whenever and wherever we desire, including, but not limited to:

A.
The right to establish and operate, and to grant to others the right to establish and operate a similar business or any other businesses offering similar or dissimilar products and services through similar or dissimilar channels of distribution, at any locations inside or outside your Designated Area under trademarks or service marks other than the Trademarks and on any terms and conditions we deem appropriate;

B.           The right to provide, offer and sell and to grant others the right to provide, offer and sell goods and services that are identical or similar to and/or competitive with those provided at Bagger Dave’s Legendary Burger Tavern™ Restaurants, whether identified by the Trademarks or other trademarks or service marks, through dissimilar channels of distribution (including without limitation, grocery stores, convenience stores, and the internet or similar electronic media) both inside and outside your Designated Area and on any terms and conditions we deem appropriate;

C.           The right to establish and operate, and to grant to others the right to establish and operate, businesses offering dissimilar products and services, both inside and outside your Designated Area under the Trademarks and on any terms and conditions we deem appropriate;

D.           The right to operate, and to grant others the right to operate Bagger Dave’s Legendary Burger Tavern™ Restaurants located anywhere outside your Designated Area under any terms and conditions we deem appropriate and regardless of the proximity to the Restaurant;

E.           The right to acquire the assets or ownership interests of one or more businesses providing products and services similar to those provided at Bagger Dave’s Legendary Burger Tavern™ Restaurants, and franchising, licensing or creating similar arrangements with respect to these businesses once acquired, wherever these businesses (or the Franchisees or licensees of these businesses) are located or operating (including in your Designated Area); and

F.           The right to be acquired (whether through acquisition of assets, ownership interests or otherwise, regardless of the form of transaction), by a business providing products and services similar to those provided at Bagger Dave’s Legendary Burger Tavern™ Restaurants, or by another business, even if such business operates, franchises and/or licenses competitive businesses in your Designated Area.

We are not required to pay you if we exercise any of the rights specified above inside your Designated Area.

1.2           Unless sooner terminated as provided herein, this Agreement shall be effective on the date hereof, but no sooner than the last date on which a party has executed this Agreement and shall continue for a term of fifteen (15) years (the “Initial Term”).

1.3           We expressly reserve the exclusive right and you acknowledge that we have the exclusive unrestricted right, to engage, directly and indirectly, through employees, developers, Franchisees, licensees, agents and others within the Designated Area, to sell or to distribute to others for resale, prepackaged food products or other trademarked items from other locations within the Designated Area, such as, without limitation, grocery stores, convenience stores, or through other media, such as the Internet, worldwide web, or any other publicly-accessible computer network, and we have no obligation to account for, or share, any profits with you related to these sales.  We reserve all rights, title and interest to any domain names that include any part of our names or Trademarks.  Nothing contained in this Agreement shall prevent us or our affiliates from establishing or operating, or granting the right to establish or operate, businesses using the System or a similar system outside of the Designated Area, or marketing other products or services that are not a part of the System under dissimilar names and marks within the Designated Area.

2.	FEES AND PAYMENTS

2.01           Upon execution of this Agreement, in consideration of the franchise granted by us, you shall pay to us the non-refundable Initial Franchise Fee as disclosed in Attachment 1of the Franchise Agreement.

2.02           You shall pay to us a weekly royalty fee (“Royalty”) equal to five percent (5%) of the Restaurant’s Gross Sales without offset, credit or deduction of any nature.  You authorize us to collect the Royalty by means of electronic funds transfer (“EFT”) each Tuesday for the previous week’s Royalty.  On Monday of each week, you shall transmit to us a Gross Sales Report for the previous week’s Gross Sales.

2.03           Any Payment not received by us on the date they are due shall bear interest from the due date until received by us at eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less.

2.04           Any taxes or duties imposed upon or with respect to this Agreement or any materials, supplies or specifications acquired by or provided to you pursuant to or in connection with this Agreement shall be paid by you.  You shall pay to us an amount equal to any sales tax, gross receipts tax, excise tax or any license or tax similar thereto which is imposed, directly or indirectly, upon us with respect to any Payments from you to us that are required under this Agreement.  The preceding sentence shall not apply to any franchise tax or income, war profits, or excess profits tax (or any tax in lieu thereof) imposed on us with respect to these Payments.

2.05           You shall not withhold, off-set or discount any portion of any payment due to our alleged non-performance under this Agreement or any other agreement by and between us and you.

3.	CONTROL PERSON; FRANCHISEE DESIGNATE; RESTAURANT MANAGERS; TRAINING

3.01           You hereby designate the individual identified in Attachment 1 to this Franchise Agreement  as the Franchisee Designate.  The Franchisee Designate shall be the person responsible for the day-to-day operations of the Restaurant.  Your Franchisee Designate is required to be approved on an annual basis by us.  If your Franchisee Designate loses his/her approval, you are required to replace the Franchisee Designate consistent with this section, who shall successfully complete our training program and has been approved by us.  The Franchisee Designate shall attend and successfully complete to our satisfaction the training programs provided for Franchisees, management and staff.  Any replacement of the Franchisee Designate shall be appointed by you within ten (10) days of the prior Franchisee Designate’s resignation or termination.  If we conduct any training for the replacement Franchisee Designate, you shall pay to us all costs and expenses related to such training at the then-current rates for additional training, as well as all expenses related to such Franchisee Designate, including without limitation, wages, meals, lodging and travel to attend the training.

3.02           You hereby designate the person identified in Attachment 1 of this Franchise Agreement as the Control Person.  The Control Person shall be the person with whom we will communicate and upon whom we will rely to bind the Franchisee.  You authorize the Control Person to perform any and all actions on your behalf related to this Agreement.

3.03           The requisite number of Managers, as we determine, shall be employed by you for the Restaurant.  All Managers shall attend and successfully complete, to our satisfaction, our management and staff training programs and be “certified” by us on an annual basis.  At any time during the term of this Agreement, you shall have at least three (3) certified Managers eligible to work in the Restaurant.  Your Franchisee Designate, if different from you, and at least three (3) Managers shall commence the management training program within approximately 180 days of the execution of this Agreement.  You shall be responsible for all wages, travel and living expenses of your Franchisee Designate and others during the training periods.  You and the Franchisee Designate shall attend the Franchisee Meetings we sponsor from time to time at times and locations determined by us in our sole discretion.  We may require that you stay at the hotel location of the scheduled meeting at your expense.  You shall be responsible for all expenses associated with attendance at such Franchisee Meetings.  We will provide the instructors and materials for the training programs.  You will be responsible for all of your expenses and your Managers and your employees’ expenses, including without limitation, wages, benefits, and travel and living expenses during training.  We will conduct the initial training of your initial management team prior to the opening of your Restaurant.  Management employees that are hired after the Restaurant opens must be trained at your sole cost and expense.

When you and/or your affiliates operate three (3) or more Restaurants, you shall have one of your or your affiliates’ Restaurants approved by us as a Certified Training Restaurant as provided in the Operations Manuals.

3.04           We will assist you in the opening of your Restaurant by (i) training to our satisfaction at least ninety percent (90%) of your staff employees at the site of your Restaurant, and (ii) assisting you in the opening of your Restaurant for approximately fourteen (14) days beginning approximately seven (7) calendar days before the opening of your Restaurant and concluding approximately seven (7) calendar days after the opening of your Restaurant.  We typically have approximately four (4) employees, consisting of ours and yours on the store opening training team (the actual number of members shall be determined in our sole discretion, depending upon the number of other Restaurants already being operated by you and your affiliates and such other criteria that we deem reasonable).  The members of the store opening training team shall be subject to our consent.  The number of our employees selected to serve on the store opening training team is determined in accordance with the following schedule, provided however, that we may elect to modify this schedule in the event the total number of people on the store opening training team is greater or less than four (4).

Restaurants Operated by you and/or your affiliates	Number of our employees on the store opening training team	Number of your employees on the store opening training team	Number of team members paid for by us	Number of team members paid for by you.
1 & 2	4	0	4	0
3	2	2	2	2
4	1	3	1	3
5 or more	0	4	0	4

In the event we determine that more than four (4) members of the store opening team are necessary for an opening, you will be responsible for the costs associated with the team members in excess of four (4).  If you fail to or are unable to provide such employees, we may, but are not obligated to, staff the store opening training team with our employees.  We and you shall each be responsible for (a) making all travel, food and lodging arrangements and (b) the wages and other expenses of the store opening training team provided by each; provided, however that you shall reimburse us for the wages, travel, food, lodging and other expenses of our employees who are provided as a result of your failure or inability to provide your employees for participation on the store opening training team.

If you or any member of your team fails to complete the management training program to our satisfaction, in our sole and unfettered judgment, we may terminate this Agreement.

We will conduct, consistent with this Agreement, the initial training of your staff prior to the opening of your Restaurant.  Staff employees that are hired after the Restaurant opens must be trained at your sole cost and expense.

We may in our discretion require you, your Control Person, your Franchisee Designate, your Managers, and/or employees to attend additional training programs and seminars during the term of this Agreement.  We may charge you for such additional training.  We may require you or your Control person, your Franchisee Designate, Managers and/or employees to attend such additional training programs and seminars.  You will be responsible for paying travel and living expenses for you, your Control Person, your Franchisee Designate, Manager, and/or employees to attend such additional training programs and seminars including employee wages, in addition to training expenses and our trainer expenses.  Our costs will range from $100 - $1,000 per day per trainer plus expenses.  If you request additional assistance from us, we reserve the right to provide such assistance or not, in our discretion, if, for example, the proper assistant is not available.  You shall pay to us a fee for this additional assistance that will range from $100 - $1,000 per day, per assistant plus expenses.  We have the right in our discretion to require our additional assistance and charge you for such assistance.  You shall also conduct such continuing training programs for your employees as we may reasonably require.

3.05           You shall maintain competent and conscientious personnel to operate the Restaurant in accordance with this Agreement, the System, and the Operations Manual.  You shall train or cause the training of all personnel as and when required by prudent business practices, System standards or this Agreement.  Franchisee must conduct criminal background checks and child abuse registry checks on all of its employees or independent contractors who will provide services to customers.  At our request, you must provide us with copies of employment materials or independent contractor agreements relating to each of your employees, including, but not limited to, employment or other application materials and the results of criminal background checks and child abuse registry checks.  All costs associated with your performance of your obligations under this Section shall be your sole responsibility.

3.06           You shall comply with such employee training and testing procedures and requirements reasonably prescribed in the Operations Manuals or otherwise in writing.

3.06           We may create an audio and/or video recording of any training programs at our expense.  You will be responsible for any fee related to your participation in such training program including, without limitation, on-line training or examination programs we implement.

3.07           At the start of the employment, you promise to require, as consideration for employment each of your Managers to execute non-disclosure and confidentiality agreements and covenants not to compete that we have approved.  Such agreements will prohibit disclosure, by the employee to any other person or legal entity, of any trade secrets, customer lists, or other information, knowledge, or know-how regarding the System or the operation of the Restaurant, which is deemed confidential or propriety by us.  Such employee non-disclosure and confidentiality agreements and covenants not to compete will, to the fullest extent permitted by applicable law, prevent employees from servicing or soliciting any of the customers of your Restaurant, except in their capacities as employees of the Restaurant, and from engaging in a Competing Business, either as an owner, employee or any other capacity.  You must require, and provide copies to us, of criminal background checks for any Restaurant owner, employee or associated person.  You promise to ensure that terminated employees will not have access to the System, our software, intranet sites, our materials or any aspect of the Restaurant.  A fully-executed copy of each management employee agreement will be sent to us.

All individuals attending meetings of a confidential nature (i.e., Annual Convention, Regional Meetings) must sign the most current version of the confidentiality agreement.

You agree and acknowledge and will ensure that your employees agree and acknowledge that a violation of the covenants not to compete as listed in this Section will result in immediate and irreparable injury to us for which no adequate remedy at law will be available.  Accordingly, you consent to the entry of an injunction prohibiting any conduct by you in violation of the terms of the covenants not to compete.  Further, you expressly agree that the existence of any claims you may have against us, whether or not arising from this Agreement or otherwise, will not constitute a defense to the enforcement by us of these covenants not to compete.  If we prevail, you promise to pay all costs and expenses (including reasonable attorneys and experts’ fees) incurred by us in connection with the enforcement of these covenants not to compete, if you are found to be in violation of your confidentiality and/or your non-competition obligation(s) under this Agreement.  The protection awarded in this Paragraph will be in addition to, and not in lieu of, all other protections for such trade secrets and Confidential Information as may otherwise be afforded in law or in equity.

4.	RESTAURANT LOCATION; LEASE

4.01           You shall not relocate your Restaurant from the Location without our consent.

4.02           You must purchase or Lease a suitable site for the Restaurant subject to our approval using the site selection criteria in our Operations Manual with the assistance of a commercial real estate broker of your choosing who is approved by us.  You must submit to us a description of the proposed site together with evidence satisfactory to us that confirms your favorable prospects for obtaining the proposed site.  You must supply the required Development Materials that outline all of the information needed by us to review a proposed site.  You must use the real estate site analysis services of our approved supplier to evaluate your proposed site.  We will give you written notice of approval or disapproval of the proposed site within 25 business days after receiving your written proposal.  The factors we consider in approving the location for the proposed site may include, but are not limited to, the following:  (i) general location; (ii) traffic patterns; (iii) rent expense; (iv) demographics; (v) equipment and services located at the site; (vi) leasehold improvement costs; (vii) ability to reflect image to be portrayed by “Bagger Dave’s Legendary Burger Tavern™” Restaurants; and (viii) parking.  You must select a location we approve within six months after the execution of the Franchise Agreement, except in the event that you are developing under an Area Development Agreement, in which case, you are bound by the development dates provided in the Development Schedule.  We may cancel the Franchise Agreement in our sole discretion and option if you fail to select a location acceptable to us within this timeframe.  We have the right to review and consent to your Lease prior to the execution of the Lease.  You shall also provide to us prior to our consideration of your proposed Location the Development Materials for your proposed Location.  We will generally provide you a decision regarding our consent to the Location within twenty-five (25) business days after receipt of your Development Materials.  You represent that the Lease as consented to by us shall be executed by all necessary parties within ten (10) days following receipt of our consent.  You shall furnish us a complete copy of the fully-executed Lease with Conditional Assignment of Lease within ten (10) days after execution.  Unless you obtain fee simple title to the Location, you and the landlord must sign the Conditional Assignment of Lease attached as Exhibit H.  We recommend that you submit the Conditional Assignment of Lease to the landlord at the beginning of your Lease negotiations, although the terms of the Conditional Assignment of Lease may not be negotiated without our prior approval.  If the landlord requires us to negotiate the terms of the Conditional Assignment of Lease, we reserve the right to charge you a fee, which will not exceed our actual costs associated with the negotiation.  We have no responsibility for the Lease; it is your sole responsibility to evaluate, negotiate and enter into the Lease for the Restaurant Location.  If you obtain fee simple title to the Location, you must sign the Real Estate Option to Purchase attached as Exhibit I.

4.03           Notwithstanding the terms of Section 4.02, you shall:

A.           Deliver to us, immediately after delivery to or by you, any notice of default under the Lease which threatens or purports to terminate the Lease or your rights of possession under the Lease or result in a foreclosure thereof;

B.           Permit us to enter the Restaurant Location to protect our Trademarks or the System or to cure any default under this Agreement or the Lease, all at your expense; and

C.           Not amend the Lease in any way that is inconsistent with this Agreement.

4.04           You must execute, and provide us an executed copy of the Lease (including an executed copy of the Conditional Assignment of Lease) or the purchase agreement for the selected and approved Location for your Restaurant within six (6) months from the date of execution of this Agreement.  If you fail to provide us with evidence that the Location is secured under your control within six (6) months of the date of execution of this Agreement, we have the right to terminate this Agreement.   If you are developing the System under an Area Development Agreement, you are bound by the development obligations provided in the Development Schedule.

5.	RESTAURANT CONSTRUCTION; APPROVED SUPPLIES AND APPROVED SUPPLIERS

5.01           You shall ensure that (a) materials satisfying our System and Approved Supplies are utilized in construction, and (b) such materials are purchased from Approved Suppliers.

5.02           We will provide to you a copy of sample and generic plans and specifications on the construction of a typical Restaurant.  These plans and specifications may be of an existing Restaurant or the current prototype that will need to be altered or modified to meet your space requirements, which modifications will be at your cost and expense.  To that end, you shall (a) employ a qualified architect and licensed general contractor to whom we have the right to consent, and (b) provide copies to us, upon request of architectural or construction contracts applicable to the Restaurant Location.  Upon request by you, we will make available to you, at your expense (a) architectural consultation or advice; (b) preparation of conceptual drawings; and (c) consultation and advice on the purchase, display and installation of Approved Supplies.

5.03           You shall (a) submit conceptual drawings, incorporating proposed adaptations to the local market for our consent; (b) modify the drawings as reasonably required by us; and (c) submit the modified drawings to us for our final consent.  Following our consent to the final drawings, you shall, pursuant to the Operations Manuals, (a) submit for our review, construction plans and specifications based upon the standard construction plans provided to you, adapted by you pursuant to the conceptual drawings listed above to which we have consented; (b) modify such construction plans and specifications as reasonably required by us; (c) submit the modified construction plans and specifications to us for final consent; and (d) construct the Restaurant pursuant to the plans and specifications to which we have consented.  Conceptual drawings and construction plans and specifications to which we have consented shall not be modified without our approval and consent.  Prior to the commencement of construction, you shall deliver a construction schedule and thereafter shall deliver monthly revisions to us indicating construction progress.

5.04           You shall obtain all zoning classifications, clearances, consents, permits, licenses, and variances, required in connection with the construction of the Restaurant.  Upon request, copies of such permits and licenses shall be provided to us.

5.05           You shall commence construction within two (2) months from the date of the date we provide you with preliminary Location consent and shall complete construction no later than three (3) months thereafter.  Construction shall be deemed to have been commenced upon the commencement the construction-related work at the Location.  You shall, within ten (10) days after commencement of construction, advise us of such Commencement Date.  We may inspect construction at the Location.  You shall make all necessary arrangements to ensure our access to the Location.  If you are developing pursuant to an Area Development Agreement, you are bound by the development obligations pursuant to the Development Schedule.

5.06           We may periodically provide you with an approved suppliers list (the “Approved Suppliers List”) and approved supplies list (the “Approved Supplies List”).  Such lists may specify, without limitation, the approved architects, contractors, manufacturers, suppliers and distributors and the inventory, Menu Items, products, fixtures, furniture, equipment, signs, stationery, supplies, uniforms, proprietary apparel, proprietary promotional items, small wares, paper products, grocery items (including without limitations, vegetables, fruits, meats, oils, spices, sauces, salad dressings, soups, desserts, coffee), non-alcoholic beverages, cash registers, computer hardware and software, and services that we have approved to be carried or used in the Restaurant.  We may revise the Approved Suppliers List and the Approved Supplies List from time to time in our sole discretion.  Such approved lists will be given to you as we deem advisable or at your request.  You shall acquire Approved Supplies from Approved Suppliers satisfying the requirements of this Agreement and the Operations Manuals.  ALTHOUGH APPROVED OR DESIGNATED BY US, WE AND OUR PARENT AND AFFILIATES MAKE NO REPRESENTATION OR WARRANTY AND EXPRESSLY DISCLAIM ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO SERVICES, PRODUCTS AND EQUIPMENT (INCLUDING WITHOUT LIMITATION, ANY REQUIRED COMPUTER SYSTEMS), SUPPLIES, FIXTURES, FURNISHINGS OR OTHER APPROVED SUPPLIES.  IN ADDITION, WE DISCLAIM ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH THE SERVICES RENDERED OR PRODUCTS FURNISHED BY ANY SUPPLIER APPROVED OR DESIGNATED BY US.  OUR APPROVAL OR CONSENT TO ANY SERVICES, GOODS, SUPPPLIES, SUPPLIERS OR ANY OTHER INDIVIDUAL, ENTITY OR ITEM SHALL NOT CREATE ANY LIABILITY TO US.

If you want to (i) offer for sale at the Restaurant any brand of product, not then-approved by us, (ii) use any brand of food ingredient or other material or supply in the operation of the Restaurant that is not then-approved by us as meeting our minimum specifications and quality standards, or (iii) purchase any product from a supplier that is not then-designated by us as an Approved Supplier, you must first notify us in writing and, if requested by us, submit samples and such other information as we require for examination and/or testing or to otherwise determine whether such product, material or supply, or such proposed supplier meets our specifications and quality standards.  You must pay a charge not to exceed the reasonable cost of the inspection and evaluation and the actual cost of the test and approval of the proposed supplier.  We reserve the right, at our option, to re-examine or re-test the facilities and products of any supplier of an approved item and to revoke such approval if such item fails to continue to meet any of our criteria.  We will send written notice of any revocation of an Approved Supplier.

All equipment, signs, fixtures, inventory, products and materials, and other items and supplies used in the construction and operation of the Restaurant that are not specifically required to be purchased in accordance with our Approved Supplies List and Approved Suppliers List must conform to the specifications and quality standards established by us from time to time.  The outdoor signage at your Restaurant must comply with our then-current specifications, which we may modify and change from time to time due to modifications in the System, including changes to the Trademarks.  You must make such changes to the outdoor signage as we require at your sole cost and expense.  Any upgrades to the type or size of your outdoor signage will be at your sole cost and expense.

We approve suppliers who can match the exact ingredients, blend, freshness standards, overall quality and appearance standards required by the System.  We apply the following general criteria in approving a proposed supplier: (i) ability to make products in conformity with our specifications and standards; (ii) willingness to protect the trade secrets of a product without dissemination to others; (iii) production and delivery capability; (iv) reputation and integrity of supplier; (v) financial condition and insurance coverage of the supplier; (vi) adherence to food safety standards; and (vii) Hazard Analysis and Critical Control Points (HACCP) approved.

We reserve the right to re-inspect any supplier and revoke our consent upon such supplier’s failure to continue to meet any of the foregoing criteria.

We have the right to retain rebates, markups and other benefits from suppliers or in connection with the furnishing of Approved Supplies by suppliers that are furnished to our Company-owned or affiliate-owned Restaurants.  You shall have no entitlement to or interest in any such benefits.  We reserve the right to negotiate rebates, markups and other benefits from suppliers in connection with the furnishing of Approved Supplies by suppliers that are furnished to you and paid for by you.  If we negotiate rebates from suppliers based upon purchases you make, we reserve the right to retain one-half of all rebates from suppliers based upon purchases by you for our benefit to use in our sole and absolute discretion.  The remaining portion of the rebates will be distributed to you and all other franchisees and allocated to each franchisee on a pro-rata basis based upon your annual Gross Sales for the rebate period.  Your pro-rata basis will be determined by dividing your annual Gross Sales for the rebate period by the annual Gross Sales of all of the participating franchisees for the rebate period.  On an annual basis, we will determine each franchisee’s pro-rata basis for purposes of rebate distribution and make distributions to each franchisee no later than March 31 or each year for the previous calendar year.  We reserve the right to amend, change, or discontinue the rebate distribution policy at any time and we reserve the right to retain all or any portion of the rebates, contribute the rebates to the National Advertising Fund or do anything else with these rebates that we may determine in our discretion.

5.07           You shall provide us with a current list of your suppliers prior to the commencement of construction of the Restaurant (current supplier lists shall thereafter be provided upon request).

5.08           We reserve the right to consent to, or require, limited variations from the Standards and Specifications with respect to the development of other Restaurants in the System.

6.	RESTAURANT OPERATIONS; MANUALS

6.01           You acknowledge that the reputation and goodwill of the System is based in large part on offering high quality products and services to its customers.  Accordingly, you shall provide or offer for sale or use at the Restaurant only those Menu Items, products, supplies, uniforms, proprietary apparel, proprietary promotional items, small wares, paper products, grocery items (including without limitations, vegetables, fruits, meats, oils, spices, sauces, salad dressings, soups, desserts, coffee), non-alcoholic beverages, supplies, and other items, products and services that we from time to time approve (and which are not thereafter disapproved) and that comply with our Specifications and Standards.  We will from time to time provide you with a list of these Approved Supplies and Approved Suppliers.  If required by us, any such items or services shall be purchased only from “Approved Suppliers” that we designate or approve (which might include, or be limited to, us or an Affiliate).  We will from time to time provide you with a list of the Approved Suppliers.  You shall not offer for sale, sell or provide through the Restaurant or from the Approved Location any products or services that we have not approved.  We have the right to designate certain products and services, not otherwise authorized for general use as part of the System, to be offered locally or regionally based upon such factors as we determine including, but not limited to, franchisee qualifications, test marketing and regional or local differences.  We have the right to give our consent to one (1) or more franchisees to provide certain products or services not authorized for general use as part of the System.  Such consent will be based upon the factors set forth in Section 5.06 and shall not create any rights to you to provide the same products or services.

6.02           The Restaurant shall open for business (a) only with our consent and (b) promptly after completion of appropriate training pursuant to the System, as we determine in our sole discretion.  You shall be open for business within six to twelve (6 – 12) months of executing this Agreement.

6.03           You acknowledge that (a) every component of the System is material to (i) us, (ii) other Franchisees in the System, and (iii) the operation of the Restaurant; and (b) compliance by all System Franchisees with the Operations Manuals is (i) fundamental to the value of the System and to this Agreement and (ii) the basis for the broad public acceptance of the System and the goodwill associated therewith.  Accordingly, you promise, during the term of this Agreement, to not:

A.           Engage as an owner, partner, shareholder, director, officer, employee, consultant, agent, or in any other capacity in any other restaurant concept or any other restaurant that is the same as, similar to, or competitive with, the services sold by the Restaurant (except for other Franchises under Franchise Agreements we enter into with you);

B.           Use our Confidential Information, System, Operations Manuals, Trademarks, customer lists, trade secrets, trade dress, proprietary knowledge, or know-how, or any colorable imitations, in the design, development, or operation of any business whether or not similar to, competitive with or the same as that conducted by the Restaurant;

C.           Engage as an owner, partner, shareholder, director, officer, employee, consultant, agent, or in any other capacity in any business offering any other restaurant concept.

6.04           You shall employ continuously during the Term the requisite number of Restaurant Managers as we determine, each of whom shall have successfully completed appropriate training as described in this Agreement.

6.05           Except as otherwise provided herein, you shall:

A.           Use the Restaurant Location solely for the operation of the Restaurant pursuant to the terms of this Agreement and the Operations Manuals.  Specifically, your Restaurant must be confined to the preparation and sale of only such Menu Items and other food and beverage products as we designate and approve in writing from time to time.  You must offer for sale from the Restaurant all items and only those items listed as Menu Items and other approved food and beverage products.  We have the right to make modifications to these Menu Items from time to time through revisions to the Operations Manual and you agree to comply with these modifications.  You may not offer or sell any other product or service at the Location without our prior written consent;

B.           Keep the Restaurant operating pursuant to the terms of this Agreement and the Operations Manuals for such minimum hours and days as from time to time are prescribed in the Operations Manuals or otherwise in writing except as restricted by local law;

C.           Obtain and maintain all permits and licenses required for Restaurant operations and comply with all applicable laws and regulations;

D.           Permit us to enter upon the Restaurant Location at any time to inspect the Restaurant and the products and materials used by you, cooperate with such inspection and take such steps as may be necessary to correct any deficiencies discovered during such inspection (you acknowledge that we may re-inspect the Restaurant and such products or materials and revoke our consent to any product or material (or the supplier thereof) or the condition of the Restaurant should the Restaurant, products or materials fail to meet the Standards and Specifications of the System);

E.           Permit us or an authorized representative to enter upon the Restaurant at all reasonable times during the Business Day for the purpose of making periodic evaluations and to ascertain if the provisions of this Agreement are being observed by you; to inspect and evaluate your building, land and equipment; and to inspect and evaluate the storage, preparation and formulation and conditions of sanitation and cleanliness in the storage, preparation, handling and serving.  If we determine that any condition in the Restaurant presents a threat to customer or public health or safety, we may take whatever measures we deem necessary, including requiring you to immediately close the Restaurant until the situation is remedied to our satisfaction.

F.           Participate in any system performance review program and implement the program consistent with our Operations Manuals;

G.           Participate in a web-based marketing program that may consist of activities such as, without limitation, email database marketing programs, or other programs implemented in our Operations Manuals;

H.           Participate in any and all marketing programs we deem necessary for the System, such as, without limitation, a system-wide gift card program, and pay all costs associated with your implementation of such program.

I.           Attend at your expense national or regional meetings we may organize and implement for the System and stay at the hotel we designate for the meeting.

J.           Maintain a representative inventory of special promotional items to meet public demand as we develop from time to time;

K.           Operate the Restaurant at all times consistent with and in compliance with the System as revised by us in our discretion from time to time, in writing through revisions of the Operations Manuals.  We will revise the manuals for the System periodically to meet changing conditions of retail operation in the best interest of the Restaurants operating under the Trademarks and the System.  Any required standards (such as, without limitation, the System as implemented through the Operations Manuals) exist to protect our interests in the System and Trademarks and not for the purpose of establishing any control or duty to take control over matters that are reserved to you.  You must use your best efforts to promote and increase the sales and service of Menu Items and to effect the widest and best possible distribution throughout the Designated Area in implementing the System and all standards of operation as contained in the Operations Manuals.

L.           Purchase and use any computer system that we develop or select for the Restaurant, including all future updates, supplements and modifications (the “Computer System”).  The Computer System may include all hardware and software used in the operation of the Restaurant, including electronic point-of-sale cash registers and back office programs used to record, analyze and report Gross Sales, inventory, labor, and tax information.  The computer software package may include proprietary software.  You may be required to license the proprietary software from us, an affiliate or a third party and you also may be required to pay a software licensing or user fee in connection with your use of the proprietary software.  The computer hardware component of the Computer System must conform to the specifications we develop from time to time.  We reserve the right to designate a single source from whom you must purchase some or all of the Computer System.  You acknowledge and agree that we will have full and complete and independent access to information and data entered and produced by the Computer System.  You must at all times have at the Location internet access with a form of high speed connection as we require and you must maintain:  (i) an email account for our direct correspondence with you, your Control Person and Franchisee Designate; and (ii) a separate email account for the Restaurant.  We reserve the right to require that you use an email address and account that we designate.

M.           Open your Restaurant within six to twelve (6 – 12) months after signing this Agreement on a date approved by us.  If you are developing pursuant to an Area Development Agreement, you must comply with the Development Schedule.

N.           Permit us to remove from the Restaurant samples of any inventory items (without payment) in amounts reasonably necessary for testing to determine if such samples meet the Standards and Specifications of the System.  We may require you to bear the cost of such testing if we have not given consent to the supplier or if the sample fails to conform to our Standards and Specifications.

6.06           You shall forward to us within five (5) days of your receipt thereof copies of all inspection reports, citations, complaints, warnings, certificates and ratings issued by any governmental entity during the Term of this Agreement in connection with the conduct of the Restaurant which indicate less than full compliance by you with any applicable law, rule or regulation.

6.07           You acknowledge that a material aspect of the System is the (a) breadth of palate range and (b) quality of, and Standards and Specifications related to, food and beverage.  Therefore, you shall (i) sell or offer only such products and services to which we have consented (which products and services shall be prepared, offered and served or delivered in accordance with the Standards and Specifications of the System); (ii) sell or offer for sale all products and services required by us; (iii) refrain from any deviation from the Standards and Specifications of the System without our consent; and (iv) discontinue selling or offering any products and services to which we may, in our sole discretion, fail to consent or revoke our consent, in writing.

6.08           You shall purchase our proprietary products from us or our designated supplier at a reasonable price established by us or our supplier.  You acknowledge that we may profit from the sale of proprietary products to you and receive consideration from the supplier with respect to your purchases of such proprietary products by you.

6.09           During the term of this Agreement, you shall (a) repair, maintain and keep the Restaurant (and all fixtures, furnishings, signs and equipment) in good order and condition and in compliance with the Standards and Specifications of the System and (b) as reasonably required by us, upgrade the Restaurant to the then-current Standards and Specifications of the System.  Such upgrade to renovate and modernize the Restaurant’s building, premises, signs, and equipment shall be done at our request, but not more than once during the initial term between years 7 and 8 to conform to the building design, trade dress, color scheme, and presentation of our Trademarks consistent with the current image of Restaurants using the Bagger Dave’s Legendary Burger Tavern™ System, provided, however, that the cost of each renovation and modernization shall not exceed three percent (3%) of the sum of the annual Gross Sales from each of the first seven (7) years.  You must renovate, repair and alter the exterior and interior of your premises at your own expense as reasonably directed by us.  If you fail to make such required renovations within thirty (30) days after your receipt of written notice from us setting forth the specific repairs or alterations that are required, then we, without being guilty in any manner of trespass, fault or negligence, and without prejudice to any of the other remedies we have, may have such repairs or alterations completed to maintain your Restaurant in accordance with our required standards.  If this occurs, you must immediately reimburse us for all costs we incur to make such renovations, repairs, or alterations.  You will indemnify and hold us, our Franchisees and affiliates harmless from all fines, suits, proceedings, claims, demands, damages, liabilities or costs, including, without limitation, reasonable attorney fees, arising out of any Action or proceeding of any kind or nature that arises or grows out of or is in any way connected to the construction, renovation, or operation by you of the Restaurant.  This renovation and remodeling obligation is separate and apart from any remodeling required as a condition of your renewal of this Agreement under Section 16.

6.10           You shall acquire all inventory, supplies and other products, materials required for the operation and maintenance of the Restaurant, and all other Approved Supplies solely from Approved Suppliers.  If you want to do otherwise, you must comply with section 5.06 of this Agreement and the Operations Manuals.

6.11           We will provide you with one (1) set of the Operations Manuals “on loan.”  You acknowledge our ownership of these Operations Manuals and any copyright rights in or to the Operations Manuals.  You shall observe such reasonable requirements concerning copyright notices as we request.  Replacement Operations Manuals will be made available to you at an additional cost.

6.12           You shall operate the Restaurant in accordance with the System, the Operations Manuals, the Standards and Specifications contained in the Operations Manuals, this Agreement, written directives (whether or not such directives are made part of the Operations Manuals) and other manuals prepared for use in Restaurant operations.  The Operations Manuals, Standards and Specifications, other manuals, and written directives may be revised from time to time by us in our sole discretion.

6.13           The Operations Manuals, other manuals, such written directives and any other Confidential Information shall be kept in a secure location in the Restaurant Location and returned to us immediately upon request or upon termination or expiration of this Agreement.

6.14           You shall keep the Operations Manuals, other manuals and such written directives up to date.  In the event of any dispute as to the contents of the Operations Manuals, other manuals or written directives, the copy thereof maintained by us shall control.

6.15           You shall establish prices charged for products or services sold in the Restaurant Location.

6.16           You shall obtain such copyright licenses as may be necessary to authorize the playing of recorded music in the Restaurant.  You shall change such recorded music as required from time to time in the Operations Manuals or otherwise in writing.

6.17           We will provide to you:

A.           Access, together with other System Franchisees, to new System developments.  You may be required to attend meetings at your expense to discuss such developments.

B.           Access to and written materials concerning improvements to the System which may include, without limitation, new products, recipes, equipment, specifications and menu formats.  At your request, we will provide training or demonstrations at the Restaurant of new products or other changes to the System.  You shall bear or reimburse our expenses for such demonstrations, including without limitation, our staff’s wages, benefits, travel, living and other expenses related to such demonstration.

C.           Periodic inspection and evaluation of the Restaurant as reasonably required by us.  You will pay for such inspections as provided in the Operations Manuals.

6.18           We reserve the right to consent to, or require, limited variation from the Standards and Specifications in the Operations Manuals with respect to the operation of the Restaurant and other Restaurants in the System.

7.	CONFIDENTIAL INFORMATION

7.01           Neither you nor any Principal Owner shall communicate, disclose or use any Confidential Information except as (a) permitted herein, or (b) required by law, and shall use all reasonable efforts to maintain such information as secret and confidential.  Neither you nor any Principal Owner shall, without our prior consent, copy, duplicate, record or otherwise reproduce any Confidential Information.  Confidential Information may be provided to employees, agents, consultants, and contractors only to the extent necessary for such parties to provide services to you.  Prior to such disclosure of any Confidential Information each of such employees, agents, consultants and contractors shall (i) be advised by you of the confidential and proprietary nature of the Confidential Information and (ii) agree to be bound by the terms and conditions of Section 7 of this Agreement.  Notwithstanding such agreement, you shall indemnify us and Our Indemnities from any damages, costs or expenses resulting from or related to any disclosure or use of Confidential Information by your agents, employees, consultants, and contractors.

7.02           In the event that you or your employees, agents, consultants or contractors receive notice of any request, demand, or order to transfer or disclose all or any portion of the Confidential Information, you shall immediately notify us thereof, and shall fully cooperate with and assist us in prohibiting or denying any such transfer or disclosure.  Should such transfer or disclosure be required by a valid, final, non-appealable court order, you shall fully cooperate with and assist us in protecting the confidentiality of the Confidential Information to the maximum extent permitted by law.

7.03           You and each Principal Owner acknowledge our exclusive ownership of the Confidential Information and the System and our Parent’s exclusive ownership and our license with respect to the Trademarks.  Neither you nor any Principal Owner shall, directly or indirectly, contest or impair our or our Parent’s exclusive ownership of, and/or license with respect to, the Confidential Information, the System or the Trademarks.

7.04           If you develop improvements (as determined by us) to the Confidential Information, you and the Principal Owners shall each, without additional consideration, execute such agreements and other documentation as shall be deemed necessary by us, granting exclusive ownership thereof to us as if you developed such improvements as work for hire for us.  All such improvements shall be Confidential Information.

7.05           Each Principal Owner shall execute and deliver to us a covenant in the form prescribed by us.  You shall cause your Control Person, your Franchisee Designate, each Manager and such other employees of yours whom we designate to execute and (if requested) deliver to us a covenant in the form prescribed by us.  Notwithstanding the execution of such covenants, you shall indemnify us and Our Indemnities from any damages, costs or expenses resulting from or related to any disclosure or use of Confidential Information by any Principal Owner, Control Person, Franchisee Designate, Manager, or employee.

7.06           Immediately upon any termination or expiration hereof, you and each Principal Owner, Control Person, Franchisee Designate, Manager or employee shall return the Confidential Information, including without limitation, that portion of the Confidential Information which consists of analyses, compilations, studies or other documents containing or referring to any part of the Confidential Information, prepared by you or such Principal Owner, Control Person, Franchisee Designate, Manager or employee, or their respective agents, representatives or employees, and all copies thereof.

7.07           For purposes of this Agreement, Confidential Information shall include, without limitation, the System, the Operations Manuals, other manuals, the Standards and Specifications, written directives and all other drawings, all equipment recipes, computer and point-of-sale programs (and output from such programs), and any other information, know-how, techniques, material and data imparted or made available by us which is (a) designated as confidential, (b) known by you to be considered confidential by us, or (c) by its nature inherently or reasonably considered confidential.  Notwithstanding the confidentiality of data we poll from your point-of-sale system, you authorize us to use the data for our purposes, including without limitation, use for any financial performance representation in our future franchise disclosure documents.

8.	TRADEMARKS

8.01           We grant to you the non-exclusive right and licensee to use the Trademarks (subject to the terms hereof) during the Term in accordance with the System, the Operations Manuals and as prescribed by us from time to time.  In connection therewith, you agree that:

A.           You shall use (i) only such of the Trademarks as we designate and (ii) such marks only in the manner specified by us in writing.  Any other use of any Trademark shall constitute an infringement of our and our Parent’s rights therein.

B.           You shall use the Trademarks only (i) for the operation of a single Restaurant at a single Location, (ii) at the Location or in advertising related to the Restaurant, and (iii) during the Term.  You shall immediately cease (a) any unauthorized use of any Trademark upon demand and (b) all use upon the termination or expiration of this Agreement.

C.           We reserve the right to substitute different trade names, service marks, trademarks, logos, trade dress, emblems, symbols and indicia of origin for the Trademarks for use in identifying the System and the business operated thereunder, as deemed reasonable and necessary in our sole discretion.  If we substitute any or all of the Trademarks, you shall implement such new Trademarks when we deem reasonable in our sole discretion, at your sole cost and expense.

D.           During the Term, you shall identify yourself as a “licensed Franchisee” of ours (i) in conjunction with any use of the Trademarks including, without limitation, invoices, order forms, receipts, contracts, stationary and business cards; (ii) in a notice of such content and form and at conspicuous locations in the Restaurant as we may designate; and (iii) on any authorized delivery vehicles.

E.           You shall not assign, pledge, mortgage, or otherwise encumber your rights to use any of the Trademarks.

F.           You shall not use any of the Trademarks as part of your corporate or other name.  You shall comply with our instructions, and shall execute any documents deemed necessary by us, or our counsel, in filing and maintaining any requisite trade name or fictitious name registrations in connection with the Trademarks.

G.           You shall immediately notify us of any (i) infringement of the Trademarks or challenge to the use of any thereof or (ii) claim by any person of any rights in or to any of the Trademarks.  You and each Principal Owner shall not communicate with any person except us or our counsel in connection with any such infringement, challenge or claim.  We, in our sole discretion, may take such action as we deem appropriate, and shall exclusively control any litigation or proceeding arising from any infringement, challenge, or claim or otherwise relating to any of the Trademarks.  You shall execute any and all instruments and documents, render such assistance and do such acts and things as may, in our opinion or in the opinion of our counsel, be necessary or advisable in any such litigation or proceeding or to otherwise protect or maintain our or our Parent’s rights and interest in the Trademarks.

H.           Neither you nor any Principal Owner shall, directly or indirectly, apply for, register, attempt to obtain or obtain control of the Trademarks or any marks or other indicia of ownership or origin which resemble, or are deceptively or confusingly similar to, the Trademarks, in any country or political sub-division thereof.  Neither you nor any Principal Owner shall interfere with our or our Parent’s efforts to obtain registration or ownership of any name, trademark, service mark or other identifying name anywhere in the world.

I.           You shall cooperate with us to prove the continuous and effective use of the Trademarks, including without limitation, in connection with any registration or any renewal thereof.

8.02           Franchisee and each Principal Owner agree and acknowledge that:

A.           We or our Parent are the exclusive owner of all right, title and interest in and to the Trademarks and the goodwill associated therewith.  You acknowledge that at this time, we do not have a federal registration for our principal Trademark.  Therefore, our principal Trademark does not have many legal benefits and rights as a federally registered trademark.  If our right to use the principal trademark is challenged, you may have to change to an alternative trademark;

B.           The Trademarks identify us and our Parent as the source or origin of goods and services provided under such marks and the System;

C.           Neither you nor any Principal Owner shall directly or indirectly contest our or our Parent’s ownership, or the validity of the Trademarks;

D.           You do not have, and shall not acquire by use pursuant to this Agreement, any ownership or other interest in or to the Trademarks, except the right and license granted herein, subject in all respects to the terms hereof;

E.           Any and all goodwill arising from your use of the Trademarks shall inure exclusively to us or our Parent without compensation; and

F.           Your right and license to use the Trademarks is non-exclusive and, subject to this Agreement.  We or our Parent have and retain all rights relating to the Trademarks and the use thereof including, without limitation, the right to:

(1)           Grant other licenses to use the Trademarks;

(2)           Develop and establish Other Concepts using the Trademarks or other names or marks and to grant licenses thereto without providing any rights therein to you; and

(3)           Engage, directly or indirectly, at wholesale, retail or otherwise, in (i) the production, distribution, license and/or sale of products and services under the Trademarks or other names or marks and (ii) the use, in connection with such production, distribution and sale, of any and all trademarks, trade names, service marks, logos, insignia, trade dress, slogans, emblems, symbols, designs and other identifying characteristics as may be developed or used from time to time by us.

9.	ADVERTISING

9.01           You recognize the value of advertising and that standardized advertising programs enhance the goodwill and public image of the System.

A.           You shall expend not less than one percent (1%) of Gross Sales per month for local advertising.  Your local advertising may utilize media to which we have granted consent including:

(1)           Newspapers, magazines and other periodicals;

(2)           Radio/television;

(3)           Outdoor advertising (e.g., billboards or signs);

(4)           Transit advertising and direct mail; and

(5)           Such other media to which we consent.

On a monthly basis, you will report to us your local advertising in a form we require.  If you fail to spend one percent (1%) of Gross Sales per month on local advertising, you shall pay the difference to us as additional Royalty.  We have no obligation to spend this money in your territory.

B.           You, at your expense, shall obtain listings in bold type in the white pages directory of the local public telephone company under the names “Bagger Dave’s®” and “Bagger Dave’s Legendary Burger Tavern™.”  You shall also participate in and pay your pro- rata share of the cost of yellow pages advertising placed by us on behalf of all other local System Franchisees and our or our affiliate’s locations.  If no other Restaurants are located within your local area, you, at your sole cost and expense, shall obtain and display type advertisements in the yellow pages directory of the local public telephone company.

C.           We may, in our sole discretion, require you to spend a minimum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) and up to Fifteen Thousand and 00/100 Dollars ($15,000.00) on the advertising and promotion of the Restaurant including, without limitation, newspaper, direct mail, promotional items, and other media during the first ninety (90) days of the operation of the Restaurant (“Grand Opening Advertising”).  You shall conduct the Grand Opening Advertising in accordance with the specifications set forth in the Operations Manuals.  You shall submit to us a Grand Opening marketing plan, in accordance with the requirements set forth in the Operations Manuals or as otherwise required by us, ninety (90) days prior to the Restaurant being open for business.  All Grand Opening Advertising expenditures must obtain our prior approval.  We may, in our sole discretion, require you to pay the Grand Opening Advertising expenses directly to us, in which event we will spend such amounts on your behalf.  During the first ninety (90) days of the operation of the Restaurant, you shall expend funds on Grand Opening Advertising in lieu of the local advertising.  You must pay the Advertising Fee at all times.  On the date of the completion of the first ninety (90) days of operation of the Restaurant, you shall begin to spend one percent (1%) of Gross Sales per month on local advertising in accordance with this Agreement.

9.02           You shall pay us on a weekly basis, in addition to any Payments required under this Advertising Section of this Agreement and other fees required to be paid to us under this Agreement, a fee for the National Advertising Fund (“Advertising Fee”) in an amount determined by us, which sum for any Advertising Fee shall not exceed three percent (3%) of weekly Gross Sales.  At this time, the Advertising Fee is equal to two percent (2%) of weekly Gross Sales.  We shall collect the Advertising Fees in the same manner we collect Royalty.  You shall report your Gross Sales to us on a weekly basis in a form we prescribe.

We or our designate shall administer the funds in the national and/or regional advertising fund and direct all national and regional advertising programs.  We or our designate shall have the sole discretion to consent to or reject all creative concepts, materials and media and the placement and allocation thereof.  We shall not be a fiduciary to you with respect to the management of such funds.  We and our designate undertake no obligation to make expenditures in the area where your Restaurant Location is located which are equivalent or proportionate to your contribution or ensure that any particular Franchisee benefits directly or pro rata from the placement of such advertising.  Such funds may be applied to our costs of maintaining, administering, directing and preparing national or regional advertising (including without limitation, marketing research, public relations activities, marketing programs and initiatives including but not limited to guest membership programs, and employing advertising agencies to assist therein); provided however, that such funds shall not be used to defray our general operating expenses (except reasonable administrative costs and overhead related to the administration or direction of such funds and programs).  Such funds shall be maintained in a separate account and an annual statement of fund expenditures shall be delivered to you upon request.

9.03           In addition to the national advertising described in Section 9.02, we may from time to time develop and administer advertising, marketing and sales promotion programs in which you shall participate upon such terms and conditions as established by us.  Such programs may include, without limitation, guest membership programs, gift card programs, seasonal System-wide specials and the like.  All phases of such advertising and promotion, including without limitation, type, quantity, timing, placement, choice of media, market areas, promotional programs and advertising or public relations agencies, shall be determined by us in our sole discretion.

9.04           All of your advertising and promotion shall conform to the Standards and Specifications in the Operations Manuals.  You shall submit all advertising and promotional plans and materials to us for consent prior to use (unless prepared or provided by us).  We must consent to or reject such plans and materials within twenty one (21) days of receipt.  You shall not use such plans or materials until our consent is received.  You shall promptly discontinue any advertising or promotional plans or materials, whether or not previously consented to, upon notice from us.

9.05           We may designate any geographic area in which two (2) or more Restaurants are located and owned by different parties as a region for purposes of establishing an advertising Cooperative.  The members of the Cooperative for any area will consist of all Restaurants, whether operated by us, our affiliates or franchised.  We will determine in advance how each Cooperative will be organized and governed and when it must start operation.  Once established, we do not have the right to dissolve, merge or change the structure of the Cooperatives.  Each Cooperative will be organized for the exclusive purposes of administering advertising programs and developing, subject to our approval, promotional materials for use by the members in Local Advertising.  If a Cooperative has been established for a geographic area where your Restaurant is located when the Franchise Agreement is signed, or if any Cooperative is established during the Term on the Franchise Agreement, you must sign all documents we request and become a member of the Cooperative according to the terms of the documents.  We will provide to you a copy of the Cooperative documents applicable to the geographic area in which your Restaurant will be located if you request it.

You must contribute to the Cooperative the amounts required by the documents governing the Cooperative.  You may apply your Payments to the Cooperative toward satisfaction of your Local Advertising requirement.  We may allocate your contributions to a Cooperative to the Fund, as describes above.  All contributions to the Cooperative will be maintained and administered according to the Cooperative governing documents.  The Cooperative will be operated solely as a conduit for the collection and expenditure of the Cooperative fees for the Cooperative or services furnished to its members without first obtaining our approval.  Each Cooperative will be obligated to prepare an annual financial statement reporting its expenditures for the previous year to its members.

9.06           We also may maintain one or more social media sites (e.g., www.twitter.com; www.facebook.com, or such other social media sites).  You may not establish or maintain any social media sites utilizing any user names, or otherwise associating with the Marks, without our advance written consent.  We may periodically designate regional or territory-specific user names/handles to be maintained by you.  You must adhere to the social media policies established by us and you will require all of your employees to do so as well.

10.	INSURANCE

10.01           At this time, you must obtain insurance that meets the following minimum requirements.  You are reminded that the requirement that you meet these minimum standards in no way limits your liability for claims or suits in excess of these limits or claims or suits outside of the scope of the listed coverage:

A.           Comprehensive General Liability Insurance including premises liability, products liability, and contractual liability coverage for bodily injury and property damage for an amount not less than $1,000,000 per occurrence with $2,000,000 aggregate.  Coverage will also extend to cover personal/advertising liability for an amount not less than $1,000,000 per occurrence.  You must include Bagger Dave’s Franchising Corporation at the address listed in this Agreement as an additional insured to protect us from any liability by reason of ownership, maintenance, or operation by you of the Restaurant.

B.           Liquor liability insurance for injury in an amount not less than $1,000,000 per occurrence with $2,000,000 aggregate.  Injury means all damages, including damages because of bodily injury and property damage and including damages for care, loss of services or loss of support.  You must include Bagger Dave’s Franchising Corporation at the address listed in this

Agreement as an additional insured to protect us from any liability by reason of ownership, maintenance, or operation by you of the Restaurant.

C.           Owned, Non-Owned and Hired Automobile Liability Insurance for an amount not less than $1,000,000 combined single limit.

D.           Workers’ Compensation Insurance as required by law; Employers’ Liability Insurance for amounts not less than $500,000 per accident, $500,000 per employee, and $500,000 policy limit.

D.            Umbrella liability coverage in an additional $5,000,000 per occurrence/aggregate; The umbrella must sit over the General Liability, Liquor Liability, Auto Liability and Employers Liability policies.  You must include Bagger Dave’s Franchising Corporation at the address listed in this Agreement as an additional insured to protect us from any liability by reason of ownership, maintenance, or operation by you of the Restaurant.

F.           Building, Personal Property, and Leasehold Improvements Insurance if applicable, under an “all risk” property form with replacement costs endorsement in an amount equal to 100% of the values of these items.  Your deductible shall be no more than $10,000 per occurrence.

G.           Business Interruption Insurance covering royalty and advertising fee payments to Bagger Dave’s Franchising Corporation at the address listed in this Agreement and earnings on an “actual loss sustained basis” for a minimum of 12 months; or, if “actual loss sustained” coverage is not obtainable, you must obtain Business Insurance (and extra expense) coverage (utilizing a valuation that shall include the equivalent of net income before taxes).

You must obtain this insurance coverage from a reputable insurance company (with at least an A.M. Best analytical rating of “A-” and the financial size category of VIII).  All policies of insurance procured by Franchisee shall be written as primary policies and not be excess of coverage that Franchisor may carry.  You must annually provide us with evidence of the required insurance coverage by proper certificates of insurance, and such insurance policies must require the insurer to provide us with not less than 30 days prior written notice of any cancellation, non-renewal, or material changes in such policy.

10.02           Such insurance shall also:

A.           Name Our Indemnities as additional insured parties and provide that coverage applies separately to each insured and additional insured party against whom a claim is brought as though a separate policy had been issued to each of Our Indemnities;

B.           Contain no provision which limits or reduces coverage in the event of a claim by any one (1) or more of the insured or additional insured parties;

C.           Provide that policy limits shall not be reduced, coverage restricted, canceled, allowed to lapse or otherwise altered or such policy(ies) amended without our consent, but in no event upon less than thirty (30) days prior written notice to us;

D.           Be obtained from an insurance company that is authorized to do business in the jurisdiction in which the Restaurant is located and has an A.M. Best’s analytical rating of “A” or better and in the A.M. Best’s financial size category of Class VIII or better;

E.           Be in amount and form satisfactory to us;

F.           Have deductibles in amounts deemed reasonable by us.

10.03           A certificate of insurance shall be submitted for our consent prior to the commencement of construction and additional certificates of insurance shall be submitted to us thereafter, evidencing uninterrupted coverage.  You shall deliver complete copies of all insurance policies within fourteen (14) days of our request.

10.04           If a claim is made by any one or more of Our Indemnities against you, you shall, upon our request, assign to us any and all rights which you then have or thereafter may have with respect to such claim against the insurer(s) providing the coverage under this Section.

10.05           Your obligation to obtain and maintain insurance or to indemnify any of Our Indemnities shall not be limited by reason of any insurance which may be maintained by any of Our Indemnities, nor shall such insurance relieve you of any liability under this Agreement.  Your insurance shall be primary to any policies maintained by any of Our Indemnities.

10.06           If you fail to obtain or maintain the insurance required by this Agreement, as such requirements may be revised from time to time, we may acquire such insurance and the cost thereof, together with a reasonable fee for our expenses in so acting and interest at eighteen percent (18%) per annum from the date acquired, shall be payable by you upon notice from us.

11.	ACCOUNTING AND RECORDS

11.01           You shall prepare in accordance with the System and generally accepted accounting principles, and preserve for the periods specified in the Operations Manuals, complete and accurate books, records and accounts with respect to the Restaurant and all other reports or disclosures required or permitted herein and in the Operations Manuals including, without limitation, sales slips, coupons, purchase orders, invoices, payroll records, check stubs, bank statements, sales tax records and returns, cash receipts and disbursements, journals and ledgers, in a form and manner prescribed in the Operations Manuals or otherwise in writing.  You shall adopt such accounting periods as we prescribe.

11.02           Each Monday, you shall submit to us your weekly Gross Sales for the previous week, upon which we will base your Royalty, Advertising Fee, and other Payments due to us.  You shall submit to us a monthly accounting of Gross Sales within ten (10) days of the end of the accounting month and an annual accounting of Gross Sales within thirty (30) days after the end of each accounting year.

11.03           You shall submit to us such additional reports, records, data, information, financial statements, (including, without limitation, periodic guest counts, weekly and monthly sales reports and quarterly and annual statements of profit and loss for the Restaurant and quarterly and annual financial statements and statements of your Gross Sales, showing itemized deductions and exclusions from Gross Sales for the Restaurant) as we may reasonably require or as specified from time to time in the Operations Manuals in a form reasonably required.  We may inspect, copy and audit all of the documents and information specified in this Section and your books, records and tax returns at any time during normal business hours upon five (5) days prior notice.

11.04           If any audit discloses an understatement of Gross Sales for the period subject to audit of one percent (1%) or more, or an underpayment of the Royalty for the period subject to the audit of three percent (3%) or more, you shall reimburse us (in addition to payment of such Royalty and Advertising Fee and interest as provided in this Agreement) any and all costs and expenses incurred in connection with such audit, including without limitation, reasonable attorney fees, auditor fees, and expenses related to our staff to conduct the audit, including without limitation, wages, benefits, lodging, travel and meal expenses related to the conduct of the audit.

11.05           The annual accounting of Gross Sales, and other financial statements required by this Section or as we request shall be accompanied by a certificate signed by your chief financial officer to the effect that such statements or reports fairly and accurately reflect the matters reported therein and are complete and correct.   You acknowledge that the financial information you supply to us may be used by us in the preparation of, and may be disclosed by us in, our future Franchise Disclosure Documents.

11.06           You shall use the professional services of an accountant or accounting firm.  You shall provide to us copies of your books, records, and tax returns as we may request from time to time.  You hereby waive any accountant-client privilege to allow your accountant to disclosure to us information required to be disclosed under this Agreement.  We reserve the right to make a financial performance representation in the future Franchise Disclosure Documents that may be based in part upon the actual performance of your Restaurant.  To that end, you agree and consent to our use of the financial information of your Restaurant and financial statements you provide to us in future franchise disclosure documents.

12.	YOUR REPRESENTATIONS AND WARRANTIES; AFFIRMATIVE AND NEGATIVE COVENANTS

12.01           If you are a corporation, partnership, limited partnership or limited liability company, you represent and warrant to us as follows:

A.           You are duly organized, validly existing and in good standing under the laws of the jurisdiction of your organization with all requisite power and authority to own, operate and Lease your assets (real and personal), to carry on your business, and to enter into this

Agreement and perform its obligations hereunder.  You are duly qualified to do business and are in good standing in each jurisdiction in which you do business.  The information and documentation contained in Attachment 2 and the documents attached thereto are true and correct;

B.           The execution, delivery and performance of this Agreement and all other agreements contemplated herein have been duly authorized by all requisite action and no further action is necessary to make this Agreement or such other agreement valid and binding upon you and enforceable against you in accordance with their respective terms.  Neither the execution, delivery nor performance by you of this Agreement or any other agreement contemplated hereby will conflict with, or result in a breach of any term or provision of your articles of incorporation or organization, bylaws, operating agreement, partnership agreement or other governing documents or under any mortgage, deed of trust, or other contract or agreement to which you are a party or by which you or any of your assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body;

C.           Any certificate representing an equity interest in your business shall bear a legend indicating that any transfer is subject to this Agreement; and

D.           You represent, warrant and covenant to us that (1) neither you, nor any individual or entity owning directly or indirectly any of your equity interest (if you are a business entity) or their respective affiliates or the funding sources for any of the foregoing is an individual or entity whose property or interests are subject to being blocked under Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities (“OFAC Laws and Regulations”) or is otherwise in violation of any of the OFAC Laws and Regulations; (2) neither you nor any individual or entity owning directly or indirectly any of your equity interest or their respective affiliates or the funding sources for any of the foregoing, (a) is under investigation by any government authority form, or has been charged with, or convicted of, OFAC Laws and Regulations, (b) has been assessed any penalties under these laws, or (c) has had any of its funds seized or forfeited in any Action under these laws; (3) neither you nor any individual or entity owning directly or indirectly any of your equity interest or their respective affiliates or the funding sources for the foregoing is directly or indirectly owned or controlled by the government of a county that is subject to an embargo imposed by the United States Government, nor acting on behalf of a government; (4) has taken all reasonable measures to ensure compliance with all OFAC Laws and Regulations ; and (5) you shall take all reasonable measures to continue compliance with all OFAC Laws and Regulations during the term of this Agreement.

12.02           You affirmatively covenant with us as follows:

A.           You shall perform your duties and obligations under this Agreement and shall require your Control Person, Franchisee Designate, Managers, and other managerial personnel to dedicate their respective full time and attention and best efforts to the development, construction, management, operation, supervision and promotion of the Restaurant in accordance with the terms and conditions of this Agreement;

B.           You shall promptly provide us with all information concerning any new process or improvement in the development, construction, management, operation, supervision or promotion of the Restaurant developed by you or any Principal Owner without compensation.  You and the Principal Owners shall each execute such agreements and other documentation as we shall deem necessary, granting us exclusive ownership thereof;

C.           You shall comply with all requirements of applicable rules, regulations, statutes, laws and ordinances, including without limitation, any and all applicable health and sanitary standards prescribed by any governmental authority, federal, state and local liquor licensing or liquor operation laws or regulations.  In addition to complying with such standards, if the Restaurant is subject to any sanitary or health inspection by any governmental authority under which it may be rated in one (1) or more than one (1) classification, the Restaurant must be maintained and operated so as to be rated in the highest available health and sanitary classification with respect to each governmental agency inspecting the same.  In the event that you fail to be rated in the highest classification or receive notice that you are not in compliance with all applicable health and sanitary standards, you must immediately notify us of such failure or noncompliance;

D.           You shall maintain a current list of all Principal Owners and deliver a certified copy to us upon any transfer or our request;

E.           Any certificate representing an equity interest in your business shall bear a legend indicating that any transfer is subject to this Agreement;

F.           You shall, at your expense, participate in our website on the internet, our intranet system or other online communication as we may require from time to time as implemented through the Operations Manuals.  You may not separately register any domain name containing any of the Trademarks nor participate in any web site that markets goods and services similar to a Restaurant.  We retain all rights relating to our web site and intranet system and may alter or terminate our web site or intranet system.  Your conduct on our web site and intranet system or other online communications and specifically your use of the Trademarks or any advertising is subject to the provisions of this Agreement.  You acknowledge that certain information related to your participation in our web site or intranet system may be considered Confidential Information, including access codes and identification codes.  Your right to participate in our web site and intranet system or otherwise use the Trademarks or System on the intranet or other online communication, will terminate when this Agreement expires or terminates.

G.           You acknowledge and agree that we have the right to modify, add to or rescind any requirement, standard or specification that we prescribe under this Agreement to adapt the System to changing conditions, competitive circumstances, business strategies, business practices and technological innovations and other changes as we deem appropriate in our sole discretion.  You must comply with these modifications, additions or rescissions at your expense, except as otherwise limited by express provisions of this Agreement.

12.03           You acknowledge and/or negatively covenant with us as follows:

A.           You shall not amend your articles of incorporation or organization, bylaws, operating agreement, partnership agreement or other governing documents in a manner which is inconsistent with this Agreement;

B.           You shall not remove or allow the removal from any certificate the legend described in this Section; and

C.           You and each Principal Owner shall receive valuable, unique training, trade secrets and the Confidential Information which are beyond your present skills, experience and knowledge or the present skills, experience and knowledge of each Principal Owner and your employees.  You and each Principal Owner acknowledge that such training, trade secrets and the Confidential Information are essential to the development of the Restaurant and provide a competitive advantage to you and that access to such training, trade secrets and the Confidential Information is a primary reason for your execution of this Agreement.  In consideration thereof, you and each Principal Owner covenant that during the term or any renewal term of this Agreement, neither you nor any Principal Owner shall, directly or indirectly:

(1)           Employ or seek to employ any person (or induce such person to leave his or her employment) who is, or has within one (1) year been, employed by us, by any of our Franchisees or in any other concept or system owned, operated or franchised by one of our affiliates, as a director, officer or in any managerial position;

(2)           Own, maintain, operate or have any interest in a Competing Business;

(3)           Own, maintain, operate or have any interest in a Competing Business which business is, or is intended to be, located in the county in which the Restaurant is located; or

(4)           Own, maintain, operate or have any interest in any Competing Business which business is, or is intended to be located within a ten (10) mile radius of any Restaurant Location of ours or which is part of any concept or system owned, operated or franchised by one of our affiliates.

D.           Sections 12.03 C (2), (3) and (4) shall not apply to an interest for investment purposes only in any Publicly-Held Entity, so long as such owner is not a director, officer or manager thereof, or consultant thereto.  You and Each Principal Owner shall be jointly and severally liable to us for a violation of Section 12.03 C (1) the amount of two times the annual compensation of our employee or former employee whom you employ, which amount shall be deemed liquidated damages and not a penalty.  The parties agree that a precise calculation of the full extent of the damages that Franchisor will incur on a violation of this non-solicitation provision of this Agreement as a result of Franchisee’s default is difficult and the parties desire certainty in this matter and agree that the lump sum payment provided under this Section is reasonable in light of the damages for premature termination that Franchisor will incur.  This payment is not exclusive of any other remedies that Franchisor may have including attorneys’ fees and costs.

12.04           Each of the covenants contained in this Section are independent of each other covenant or agreement contained in this Agreement.

12.05           Your representations, warranties, covenants and agreements herein are continuing, each of which shall survive the expiration or termination of this Agreement.

13.	TRANSFER

13.01           We may assign this Agreement, or any of its rights or obligations herein, to any person or entity without your or your Principal Owners’ consent.  However, our obligations that are assigned shall be fully assumed by the party to whom we assign such obligations.

13.02           A.           You and each Principal Owner acknowledge that your rights and obligations herein are personal as to you and that we have entered into this Agreement relying upon your business skills, expertise and aptitude, financial resources, and reputation and the same qualities of each Principal Owner.  Therefore, neither you nor any Principal Owner, your respective successors or permitted assigns, shall complete, or allow to be completed, any transfer without our consent.  Any purported transfer, by operation of law or otherwise, without our consent shall be null and void and constitute a default.  For purposes of this Agreement a transfer shall mean the sale, assignment, conveyance, license, devise, bequest, pledge, mortgage or other encumbrance, whether direct or indirect of this Agreement, any or all of your rights or obligations herein or any equity interest, including the issuance on new equity interests.

B.           We may require satisfaction of the following conditions and such other conditions we reasonably require prior to consenting to any transfer, each of which you acknowledge as being reasonable and necessary:

(1)           There is no default that has occurred, continuing or outstanding and no event which, with the giving of notice or lapse of time, or both, would constitute a default;

(2)           Our satisfaction with the character, business experience and credit rating of the proposed assignee (and its partners, officers, controlling stockholders or members if it is a partnership, corporation or limited liability company);

(3)           Your payment of all outstanding debts owed to us;

(4)           The satisfactory completion of our initial training program by the proposed new Franchisee and its Managers;

(5)           Your and each Principal Owner’s execution of a release of any and all claims against us, our officers, directors, agents, and employees arising out of or related to this Agreement or to any other aspect of the relationship between you, on the one hand, and us, our officers, directors, agents and employees, on the other hand.  The release shall be on a form prepared by us;

(6)           Payment by you to us of a nonrefundable transfer fee of Twenty Thousand Dollars ($20,000) of the Initial Franchise Fee charged to new Franchisees; which amount may be waived by us, in our discretion if you transfer this Agreement to a business entity that you control;

(7)           Execution by the assignee or transferee of our then-current Franchise Agreement, which shall include, without limitation, Royalty and Advertising Fees at the same rates as are applicable to our new Franchisees at the time of the assignment or transfer;

(8)           Execution by the assignee or transferee, its shareholders, officers, directors, members, Managers, employees and other persons associated with assignee or transferee as required by us, of any agreements related to the franchise relationship in the form required to be executed by new Franchisees at the time of assignment or transfer including without limitation the Guaranty of Franchisee’s performance; and

(9)           The transferee, at its expense, shall repair or replace equipment, signs, interior or exterior décor items, fixtures, furnishings and shall offer such products and services such that the Restaurant appearance and operations reflect the then-current Standards and Specifications of the System.

13.03           We shall have the right of first refusal with respect to all bona fide written offers to purchase that you receive for the Restaurant or any transfer under this Section.  Any time that you receive a bona fide offer to purchase, you shall inform us in writing of all the terms and conditions of the offer and provide us with a copy of any written offer to purchase.  Any such offer must be in writing and signed by the offeree to be considered bona fide.  We may, within ninety (90) days after receiving the notice of the bona fide offer, notify you, in writing, of our election to exercise its right to purchase the Restaurant or the transfer under this Section on the same terms and conditions as are contained in that offer. If the offer provides for any Payments in the form of property other than cash, we can substitute cash for the fair market value of such property or services.  If we waive or fail to exercise our option, and subject to the conditions contained in this Agreement, you can complete the proposed sale or transfer, but only to the bona fide offeree, and only on the same terms and conditions as were disclosed to us.  Such sale must be completed within ninety (90) days after the expiration of our option period or, if earlier, the date on which we waived its option rights in writing.

13.04           In the event you or any Principal Owner is a natural person, you or your administrator, executor, guardian or personal representative shall promptly notify us of your death or the death of any Principal Owner.  Any transfer upon the death shall be subject to the terms and conditions described in this Section and shall be completed within one (1) year of the date of death.

13.05           Our consent to any transfer shall not constitute a waiver of any claims we may have against the transferor or the transferee’s compliance with the terms and conditions of this Agreement.

14.	CONSENT AND WAIVER

14.01           When required, you or any Principal Owner shall make a written request for our consent in advance and such consent shall be obtained in writing.  Our consent shall not be unreasonably withheld.  The foregoing notwithstanding, where either party's consent is expressly reserved to such party's sole discretion, the exercise of such discretion shall not be subject to contest.

14.02           WE MAKE NO REPRESENTATIONS OR WARRANTIES UPON WHICH YOU OR ANY PRINCIPAL OWNER MAY RELY AND ASSUME NO LIABILITY OR OBLIGATION TO YOU, ANY PRINCIPAL OWNER OR ANY THIRD PARTY BY PROVIDING ANY WAIVER, ADVICE, CONSENT OR SERVICES TO YOU OR DUE TO ANY DELAY OR DENIAL THEREOF.

15.	DEFAULT AND REMEDIES

15.01           A.           The following shall constitute Events of Default by you or any Principal Owner for which there shall be no opportunity to cure and for which notice of termination is not required: (i) failure to commence construction of the Restaurant or open and thereafter continually operate the Restaurant as described herein; (ii) the breach or falsity of any representation, covenant or warranty herein; (iii) failure to deliver executed covenants as required in Section 7.05; (iv) failure to comply with or perform its covenants, obligations and agreements herein; (v) any Transfer that (a) occurs other than as provided in Section 13 or (b) fails to occur within the time periods described in Section 13 (notwithstanding any lack of, or limits upon, the enforceability of any term or provision of Sections 12 or 13); (vi) you (a) are adjudicated, or are, bankrupt or insolvent, (b) make an assignment for the benefit of creditors, or (c) seek protection from creditors by petition in bankruptcy or otherwise or there is filed against you a similar petition which is not dismissed within thirty (30) days; (vii) the appointment of a liquidator or receiver for (a) all or substantially all of your assets or (b) any Restaurant owned by you or an Affiliate is sought which is not dismissed within thirty (30) days; (viii) breach or failure to perform any other term or condition of this Agreement; (ix) an Event of Default shall arise under any other agreement between you and us in which you have no opportunity to cure; (x) you or any Principal Owner pleads guilty or no contest to or is convicted of a felony or a crime involving moral turpitude or any other crime or offense that we reasonably believe is likely to adversely affect the Trademarks, the System or the goodwill associated therewith (whether in the Designated Area or elsewhere) or our interest therein; or (xi) any (a) two (2) or more Events of Default shall arise under any single subsection of Section 15.0l.B or (b) three (3) or more Events of Default shall arise under this Section 15.0l.B in any continuous twelve (12) month period notwithstanding the previous cure of such Events of Default.

B.           The following shall constitute Events of Default by you or any Principal Owner for which there shall be a cure period of fifteen (15) days after written notification from us: (i) failure to make any payment on or before the date payable; (ii) failure to meet and/or maintain the Standards and Specifications; (iii) failure to meet and/or maintain the requirements of the Operations Manuals; and (iv) an Event of Default shall arise under any other agreement you have with us in which you have an opportunity to cure, in which case, the cure period under this Agreement shall be extended to coincide with the cure period of the other agreement; (v) you understate your Royalty by five percent (5%) or more; (vi) you engage in any dishonest or unethical conduct which may adversely affect the reputation of the Restaurant, or the general goodwill associated with the Trademarks; (vii) you fail, for a period of ten (10) days after notification of non-compliance by appropriate authority, to comply with any law or regulation applicable to the operation of the Restaurant; (viii) you violate any covenant of confidentiality or non-disclosure provision contained in this Agreement or you otherwise disclose, use, or permit the use of copies, duplicates, records, transmits, or otherwise reproduce any Operations Manuals, business forms, videos, DVD/CD-ROMS, audiotapes, material or proprietary information, knowledge or know-how created or used by us and designated for confidential use within the System, without our prior written approval; (ix) you abandon or cease to operate all or any part of the Restaurant for more than ten (10) days; (x) you fail to comply with modifications to System Standards and Specifications within the required time period; (xi) you fail to carry the insurance we require; and do not correct within ten (10) days of receipt of written notice to you; (xii) you fail to receive our prior written approval and use products or materials that do not meet our Standards and Specifications and do not promptly discontinue use after written notice from us; or (xiii) you fail to timely provide us with any report, statement, or return required by this Agreement.  If you cannot reasonably cure the Event of Default within fifteen (15) days, you shall provide us notice thereof (together with your best estimate of the time period required to complete such cure) and immediately undertake efforts to cure such default within the fifteen (15) day cure period, and continue such efforts with diligence to completion.  In no event, however, shall such cure period be extended without our prior written consent.

15.02           Among the remedies we have for breach of this Agreement, upon the occurrences of any Event of Default under Section 15.01, we may: (a) terminate this Agreement and all rights granted hereunder without waiving, (i) any claim for damages suffered by us, or (ii) other rights, remedies or claims; (b) exercise our option to acquire the real estate associated with the Restaurant Location either through purchase pursuant to the Real Estate Option to Purchase or by assuming the occupancy contract pursuant to the Conditional Assignment of Lease.  Further, if we exercise our option to acquire the immediate right to occupy the premises and require you to vacate, you hereby grant to us an option to acquire all rights and assume all obligations remaining under any equipment Leases, and purchase any or all of the other equipment not covered by equipment Leases and any inventory or other property of yours at its then-current fair market value.  This option shall be exercised in the same manner that we are required to exercise our option as to the real estate, with possession to be transferred at the time possession of the real estate is transferred.  In light of the poor market for used restaurant equipment, it is hereby agreed that equipment Leases assumed by us, if we exercise our option, have a fair market value of $0.00.

15.03           Subject to the provisions of Section 15.06, all rights and remedies of either party shall be cumulative, and not exclusive, of any other right or remedy described herein or available at law or in equity. The expiration or termination of this Agreement shall not release any party from any liability or obligation then accrued or any liability or obligation continuing beyond, or arising from, such expiration or termination.  Nothing in this Agreement shall impair either party's right to obtain injunctive or other equitable relief.

15.04           The failure of any party to exercise any right or remedy or to enforce any obligation, covenant or agreement herein shall not constitute a waiver by, or estoppel of, that party's right to any of the remedies described herein including, without limitation, to enforce strict compliance with any such obligation, covenant or agreement.  No custom or practice shall modify or amend this Agreement.  The waiver of, or failure or inability of, any party to enforce, any right or remedy shall not impair that party's rights or remedies with respect to subsequent Events of Default of the same, similar or different nature.  The delay, forbearance or failure of any party to exercise any right or remedy in connection with any Event of Default or default by any other Franchisees shall not affect, impair or constitute a waiver of such party's rights or remedies herein.  Acceptance of any Payment shall not waive any Event of Default.

15.05           You and each Principal Owner shall, jointly and severally, pay all costs and expenses (including reasonable fees of attorneys and other engaged professionals) incurred by us in successfully enforcing, or obtaining any remedy arising from the breach of this Agreement.  The existence of any claims, demands or Actions which you or any Principal Owner may have against us, whether arising from this Agreement or otherwise, shall not constitute a defense to our enforcement of your or any Principal Owner's representations, warranties, covenants, obligations or agreements herein.

15.06           IN THE EVENT OF A DISPUTE BETWEEN THEM WHICH IS NOT SUBJECT TO, NOR ARISES UNDER, SECTION 17, WE, YOU, AND EACH PRINCIPAL OWNER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, BUT SPECIFICALLY EXCLUDING, HOWEVER, DAMAGES TO THE REPUTATION AND GOODWILL ASSOCIATED WITH AND/OR SYMBOLIZED BY THE TRADEMARKS) AGAINST THE OTHER ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) AND AGREE THAT EACH SHALL BE LIMITED TO THE RECOVERY OF ANY ACTUAL DAMAGES SUSTAINED BY IT.  IF ANY OTHER TERM OF THIS AGREEMENT IS FOUND OR DETERMINED TO BE UNCONSCIONABLE OR UNENFORCEABLE FOR ANY REASON, THE FOREGOING PROVISION SHALL CONTINUE IN FULL FORCE AND EFFECT.

15.07           You and each Principal Owner agree that our exercise of the rights and remedies set forth herein are reasonable.  We may, in addition to pursuing any other remedies, specifically enforce such obligations, covenants and agreements or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations, covenants and agreements.

15.08           You may terminate this Agreement as a result of a breach of a material provision of this Agreement provided that:  (i) you provide us with written notice of the breach that identifies the grounds for the breach; and (ii) we fail to cure the breach within thirty (30) days after our receipt of your written notice.  If we fail to cure the breach, the termination will be effective sixty (60) days after our receipt of your written notice of breach.  Your termination of this Agreement will not release or modify your post-term obligations upon termination as provided in this Agreement.

16.	OBLIGATIONS UPON TERMINATION OR EXPIRATION; RENEWAL OPTION

16.01           Upon any termination or expiration of this Agreement (or any renewal franchise agreement if the renewal option described in Section 16.09 has been exercised), and subject to the other terms of this Agreement, we may establish, or authorize others to establish Restaurants in the Designated Area.

16.02           Upon any termination or expiration of this Agreement, (or any renewal franchise agreement, if the renewal option is exercised), all rights granted to you herein shall terminate and you shall:

A.           Immediately cease to operate the Restaurant under the System;

B.           Immediately cease to use any Confidential Information, the System, the Standards and Specifications, the Operations Manuals, and the Trademarks and other distinctive signs, symbols and devices associated with the System;

C.           Immediately deliver to us all Confidential Information and all copies thereof (without regard to form or format), and all records, files, instructions, correspondence, and all other materials related to operating the Restaurant;

D.           Cancel any assumed name or equivalent registration which contains any of the Trademarks or parts of Trademarks or any other name, service mark or trademark of ours;

E.           Immediately pay to us within seven (7) days of the effective date of the termination or expiration of this Agreement all Royalties, Advertising Fund fees, and any other fee payable to us, with late payment charges, interest and any other fees due to us;

F.           Immediately pay to us the actual and consequential damages, costs, and expenses (including without limitation attorney fees and expert fees) incurred by us as a result of your default;

G.           Strictly comply with, observe and abide by all of the provisions and covenants contained in this Section;

H.           Neither directly nor indirectly represent to the public that any other business you may then own or operate, is or was operated as, or was in any way connected to, the System;

I.           Not operate or do business under any name or in any manner which might tend to give the general public the impression that you are operating a Restaurant or any confusingly-similar business;

J.           Notify the telephone company and all telephone directory publishers of the transfer of your use of any telephone, telecopy, or other numbers and any telephone directory listings associated with any Trademark, as provided for us in the Telephone Number Assignment in a form we prescribe.  If you fail to do so, we can take whatever action is necessary, on your behalf consistent with this Agreement and Telephone Number Assignment, to affect these events; and

K.           Immediately de-identify the Location and Restaurant under Section 16.04.

16.03           A.           You grant to us the option, exercisable by giving written notice within thirty (30) days after any termination or expiration of this Agreement (or any renewal franchise agreement if the renewal option is exercised), to acquire (i) your rights and obligations under the Lease, or (ii) your right, title and interest in or to the Location (if you own or possess such right, title and interest other than rights as a tenant), together (in each instance) with the furniture, fixtures and equipment, at fair market value (based on the going-concern value as a Restaurant), free and clear of all liens, encumbrances or claims, and subject to such other terms and conditions as are usual and customary for such acquisitions.

B.           Without regard to whether we exercise our option set for the in Section 16.03A, you grant to us the further option, to be exercised by giving written notice within thirty (30) days after termination or expiration of this Agreement, (or any renewal franchise agreement if the renewal option is exercised), to purchase all or any portion of the items described in Section 16.04A at fair market value, free and clear of all liens, encumbrances or claims, and subject to such other terms and conditions as are usual and customary for such acquisitions.

C.           If we do not exercise our option under Section 16.03A, we shall have and are hereby granted a right of first refusal with respect to the sale by you of all or any portion of the furnishings, fixtures or equipment.  You shall promptly notify us of any proposed sale and shall provide such information and documents relating thereto as we may require.  Within thirty (30) days after receipt of such notice, information and documents, we may notify you that we intend to exercise our right of first refusal with regard to such furnishings, fixtures and equipment upon the same terms and conditions.  If such transaction shall not be consummated within a reasonable period of time after we have given such notice, then our right of first refusal under this Section shall be a continuing right and failure to exercise such right shall not constitute a waiver of any other provision of this Agreement, including such right of first refusal with respect to future offers.

D.           If we exercise our option under Section 16.03A but the parties cannot agree on the fair market value of your right, title, or interest in and to the Location and the furniture, fixtures or equipment within fifteen (15) days of the exercise of such option(s), we shall notify you of our designation of an Appraiser to determine such fair market value and a copy of said appraisal will be provided to you.  If the value is not agreed to by the parties within ten (10) days after your receipt of the appraisal, you shall select and pay for the services of a qualified Appraiser to appraise the property within fifteen (15) days after the expiration of such ten (10) day period.  You shall provide us with a copy of your appraisal.  If the value of all of the property is still not agreed to within ten (10) days after the receipt of that appraisal from you, then the two (2) Appraisers shall select a third Appraiser within the fifteen (15) days thereafter whose determination of fair market value as to the property to which a value has not yet been agreed to shall be final and binding.  The cost of the third Appraiser shall be paid equally by you and us.  The purchase price, less any sums otherwise due to us from you shall be paid to you at closing which shall take place at our offices, or such other location as is mutually agreed by the parties.  At such closing, the parties shall execute such instruments of conveyance and/or transfer as reasonably required by us and payment shall be made.  If we exercise our option under Section 16.03A, possession of the Location shall transfer pursuant to Section 16.03A and the Conditional Lease Assignment in a form we prescribe, even though the purchase price for the furnishings, fixtures and equipment is not closed.

16.04           If we do not exercise our option to acquire the Lease or your right, title and interest in and to the Location, you shall within thirty (30) days after the expiration of our option make such alterations to the Restaurant as may be necessary, in our reasonable judgment, to distinguish the appearance of the Location from that of other Restaurants in the System, including without limitation:

A.           Removal of all decorative memorabilia, including wall hangings;

B.           Removal of all trade dress;

C.           Removal of all proprietary decorative items as may be required by the Operations Manuals;

D.           Removal or painting of all interior awnings and exterior and interior walls to a solid color other than the color specified in the Operations Manuals;

E.           Removal of all interior and exterior signage.

If we do not elect to purchase all or any portion of the furnishings, fixtures or equipment which bear any Trademark or otherwise proprietary in nature, you shall dispose of such furnishings, fixtures and equipment only in a manner to which we have given our consent within the same period of time as required in this Section for removal of all other furnishings, fixtures or equipment.

16.05           Subsequent to any termination or expiration of this Agreement (or any renewal franchise agreement if the renewal option is exercised), you shall not:

A.           Use the Trademarks or any reproduction, counterfeit, copy or colorable imitation of any of the Trademarks that could cause confusion, mistake or deception as to source of origin or which could dilute our rights in and to any of the Trademarks;

B.           Utilize any designation of origin, description or representation which suggests an association or connection with us;

C.           Utilize the System or any part thereof; and

D.           For a period of sixty (60) months engage as an owner, shareholder, partner, director, officer, employee, consultant, salesperson, representative, or agent of, in any other capacity, in any Competing Business within:

(1)           The Designated Area as defined in Attachment 1 of this Agreement;

(2)           The geographic area encompassed by the Designated Area of any of our Franchisees as of the date of termination or expiration of this Agreement; or

(3)           A geographic area that is contained in a circle having a radius of ten (10) miles outward from the boarders of the Designated Area as defined in Attachment 2 of this Agreement or any other of our Franchisees as of the date of the termination or expiration of this Agreement.

E.           Use in any way any Confidential Information.

16.06           Until all Payments are made and any damages, costs and expenses incurred or suffered by us have been paid, we shall have, and you shall be deemed to have granted, a lien against any and all of the furnishings, fixtures and equipment, and your interest in the Lease and Location.

16.07           You and each Principal Owner shall, jointly and severally, pay all costs and expenses, (including without limitation, reasonable attorney fees and expert fees) incurred by us in connection with the successful enforcement of this Section 16.  In the event that you fail to comply with this Section 16, we may enter the Location, without being guilty of trespass or otherwise liable, for the purpose of carrying out your obligations under this Section 16 at your expense.

16.08           You, at our option, shall assign to us all rights to the telephone numbers of the Restaurant consistent with the Telephone Number Assignment.

16.09           This Agreement shall not automatically renew upon the expiration of the Term.  You shall have the option to renew the Term of this Agreement for a renewal term of ten (10) years if, and only if, each of the following terms and conditions has been fully met to our satisfaction.

If your compliance is not achieved prior to the expiration of the Term, you shall not be entitled to continue the operation of the Restaurant beyond the expiration of the Term, it being understood that your compliance is a condition to the effectiveness of any renewal franchise agreement and the renewal term.

A.           You must give us written notice of your election to renew the Term of this Agreement no later than one (1) year, but no earlier than three (3) years, prior to the expiration of the Term of this Agreement.

B.           You must deliver evidence of control of the Location for the renewal term.

C.           You must satisfy all of our then-current financial requirements (including the analysis of net worth, debt-to-equity ratios and capitalization) for a new Franchisee.  You must deliver certified financial statements for the fiscal year preceding the date that you give us notice of your election to exercise your renewal option, prepared by a Certified Public Accountant, supported by income tax returns and such other documentation as we reasonably request.  If a Principal Owner’s net worth is used to satisfy all or a portion of the financial requirements for you, the Principal Owner must submit a current certified financial statement.

D.           You must have satisfied all monetary obligations owed to us and our affiliates.

E.           You must not be in default of and must have operated the Restaurant in compliance with the Operations Manuals and the terms of this Agreement.

F.           The Location must be brought up to the then-current System Standards and Specifications and reflect an acceptable System image.  As part of these upgrades, you must (i) repair, upgrade or replace, at your expense, such equipment, signage, interior and exterior décor items, fixtures, furnishings, supplies, computers and other technology-driven systems, including hardware and software, products and materials, required for the operation of the Restaurant as we may reasonably require, (ii) obtain any new or additional equipment we reasonably require in order for you to meet the then-current System Standards and Specifications or to provide the Restaurant’s services by alternative means such as through carry-out or delivery, and (iii) otherwise modernize the Restaurant Location to reflect the then-current System Standards and Specifications and image.

G.           You must submit to us all standard form information and documentation reasonably requested by us as a basis for the issuance and consummation of a franchise.  You, each of your Principal Owners and we must execute a Mutual Release related to this Agreement.

H.           You must pay a franchise fee for the renewal term equal to Ten Thousand Dollars ($10,000).

I.           You must execute and deliver to us, prior to the expiration of the term, the then-current form of franchise agreement for the renewal term.   The renewal franchise agreement shall be on the standard form of franchise agreement being issued to new Franchisees entering the System.  The terms of the renewal franchise agreement may be different than those terms included in this Agreement, including without limitation, higher Royalty and Advertising Fund fees, higher local advertising requirements and a modification to the Designated Area.

17.	INDEMNIFICATION

17.01           You and each Principal Owner will, at all times, indemnify and hold harmless, to the fullest extent permitted by law, Our Indemnities from all “Losses and Expenses” incurred in connection with any Action, suit, proceeding, claim, demand, investigation or inquiry (formal or informal), or any settlement thereof (whether or not a formal proceeding or Action has been instituted) which arises out of or is based upon any of the following:

A.           The infringement, alleged infringement, or any other violation or alleged violation by you or any Principal Owner of any patent, mark or copyright or other proprietary right owned or controlled by third parties.

B.           The violation, breach or asserted violation or breach by you or any Principal Owner of any contract, federal, state or local law, regulation, ruling, standard or directive or any industry standard.

C.           Libel, slander or any other form of defamation of us or the System, by you or any Principal Owner.

D.           The violation or breach by you or any Principal Owner of any warranty, representation, agreement or obligation in this Agreement.

E.           Acts, errors or omissions of you or any of your agents, servants, employees, contractors, partners, affiliates or representatives.

F.           Any and all liability that may arise as a result of your operation of the Restaurant.

17.02           You and each Principal Owner agree to give us immediate notice of any such Action, suit, proceeding, claim, demand, inquiry or investigation.

17.03           We shall at all times have the absolute right to retain counsel of our own choosing in connection with any Action, suit, proceeding, claim, demand, inquiry or investigation.  We shall at all times have the absolute right to investigate any Action, suit, proceeding, claim or demand itself.

17.04           You and each Principal Owner shall indemnify Our Indemnities for actual attorney fees, expenses, and costs incurred in connection with the enforcement of our rights under Section 17.  This provision shall not be construed so as to limit or in any way affect your indemnity obligations pursuant to the other provisions of Section 17.

17.05           In the event that the exercise of our rights under Section 17 actually results in your insurer with respect to insurance required to be maintained by you pursuant to Section 10 (hereinafter, the “Insurer”) refusing to pay on a third-party claim, all causes of Action and legal remedies which you might have against the Insurer shall be automatically assigned to us without the need for any further action on our or your part.  For the purposes of Section 17, “actually results” means that, but for the exercise of our rights under Section 17, the Insurer would not have refused to pay on said third-party claim.

17.06           In the event that the exercise of our rights under Section 17 actually results in the Insurer refusing to pay on a third-party claim, you shall be required to indemnify us for our attorney fees, expenses and costs incurred in connection with that claim.

17.07           In the event that you encourage, request, or suggest that the Insurer deny a claim, you shall indemnify us for our attorney fees, expenses and costs in connection with that claim.

17.08           Subject to the provisions of Section 17.02. above, in order to protect persons or property, or our reputation or goodwill, or the reputation or goodwill of others, we may, at any time and without notice, as in our judgment deems appropriate, consent or agree to settlements or take such other remedial or corrective action as we deem expedient with respect to the Action, suit, proceeding, claim, demand, inquiry or investigation if, in our sole judgment, there are reasonable grounds to believe that:

A.           Any of the acts or circumstances enumerated in Section 17.01 above have occurred; or

B.           Any act, error, or omission of you or any Principal Owner may result directly or indirectly in damage, injury or harm to any person or any property.

17.09           In addition to your indemnity obligations under Section 17.04., you and each Principal Owner shall indemnify us for any and all losses, compensatory damages, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, settlement amounts, judgments, compensation for damages to our reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described, which result from any of the items set forth in Section 17.

17.10           We do not assume any liability whatsoever for acts, errors, or omissions of those with whom you or any Principal Owner may contract, regardless of the purpose.  You and each Principal Owner shall hold harmless and indemnify us for all Losses and Expenses which may arise out of any acts, errors or omissions of these third parties.

17.11           Under no circumstances shall we be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim against you or any Principal Owner.  You and each Principal Owner agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable by us from you or any Principal Owner.

18.	NOTICES

All notices required or desired to be given hereunder shall be in writing and shall be sent by personal delivery, expedited delivery service, facsimile or certified mail, return receipt requested to the addresses identified in Attachment 1 to the Franchise Agreement (or such other addresses as designated pursuant to this Section 18).

Notices posted by personal delivery, next day or same day expedited service or given by facsimile shall be deemed given the next Business Day after transmission.  Notices posted by certified mail shall be deemed received three (3) Business Days after the date of posting.  Any change in the foregoing addresses shall be effected by giving fifteen (15) days written notice of such change to the other party.

19.	FORCE MAJEURE

No party shall be liable for any inability to perform resulting from acts of God or other causes (other than financial inability or insolvency) beyond their reasonable control; provided, however, that nothing herein shall excuse or permit any delay or failure (i) to remit any Payment on the date due; or (ii) for more than one hundred eighty (180) days.  The party whose performance is affected by an event of force majeure shall, within three (3) days of the occurrence of such event, give notice thereof to the other party setting forth the nature thereof and an estimate of its duration.  Notwithstanding the foregoing, if, through no fault of yours, the Restaurant is damaged or destroyed by an event such that it cannot, in our judgment, reasonably be restored within ninety (90) days thereafter, then you may, within sixty (60) days after such event, apply for our consent to relocate and/or reconstruct the Restaurant, which consent shall not be unreasonably withheld.  If you fail to make such application, this Agreement shall be deemed terminated for cause.

20.	SEVERABILITY

20.01           Should any term, covenant or provision hereof, or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision.  In such event, such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant or provision shall be valid and enforceable in such modified form as if separately stated in and made a part of this Agreement.  Notwithstanding the foregoing, if any term hereof is so determined to be invalid or unenforceable and such determination adversely affects, in our reasonable judgment, our ability to realize the principal purpose of the Agreement or preserve its or our rights in, or the goodwill underlying, the Trademarks, the System, or the Confidential Information, we may terminate this Agreement upon notice to you.

20.02           Captions in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

21.	INDEPENDENT CONTRACTOR

21.01           You are an independent contractor.  We do not operate your business.  Nothing herein shall create the relationship of principal and agent, legal representative, joint ventures, partners, employee and employer or master and servant between the parties.  No fiduciary duty is owed by, or exists between, the parties.

21.02           Nothing herein authorizes you or any Principal Owner to make any contract, agreement, warranty or representation or to incur any debt or obligation in our name.

22.	DUE DILIGENCE AND ASSUMPTION OF RISK

22.01           You and each Principal Owner (i) have conducted such due diligence and investigation as each desire; (ii) recognize that the business venture described herein involves risks; and (iii) acknowledge that the success of such business venture is dependent upon the abilities of you and Principal Owners.  WE EXPRESSLY DISCLAIM THE MAKING OF, AND YOU AND EACH PRINCIPAL OWNER ACKNOWLEDGE THAT THEY HAVE NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

22.02           You and each Principal Owner have received, read and understand this Agreement, the documents referred to herein and the Exhibits and Schedules hereto.  You and each Principal Owner had ample time and opportunity to consult with their advisors concerning the potential benefits and risks of entering into this Agreement.

23.	ENFORCEMENT

23.01           We shall have the right to enforce by judicial process our right to terminate this Agreement for the causes enumerated in Section 15, to prevent or remedy a material breach of this Agreement by you or a Principal Owner if such breach could materially impair the goodwill associated with our Trademarks (including Actions with respect to the servicing of wholesale accounts), to enforce our rights under the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. § 1050 et. seq), as amended, to enforce the confidentiality provisions of this Agreement, to collect unpaid Royalties, Advertising Fees and any other fees due and owing to us, and to enforce the Non-Competition provisions of this Agreement.  We shall be entitled without bond to the entry of temporary restraining orders and temporary and permanent injunctions enforcing the aforementioned provisions.  If a court determines a bond is necessary, you or Principal Owner agree that the bond shall be limited to not more than Five Thousand Dollars ($5,000).  If we are successful in obtaining an injunction or any other relief against you or Principal Owner, you or Principal Owner shall pay us an amount equal to the aggregate of our costs of commencing and prosecuting the Action, including, without limitation, reasonable attorney fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses.

23.02           Except insofar as we elect to enforce this Agreement by judicial process and injunction as provided above, all disputes and claims relating to any provision hereof, to any specification, standard, operating procedure or other obligation of us or our agents or the breach thereof (including, without limitation, any claim that this Agreement, any provision thereof, any specification, standard, operating procedure or any other obligation of you or Principal Owner or us is illegal, unenforceable or voidable under any law, ordinance or ruling) shall be settled by binding arbitration in the county of our principal office.  Arbitration will be held in accordance with the United States Arbitration Act (9 U.S.C. § 1 et. seq), if applicable, and the JAMS Comprehensive Arbitration Rules and Procedures (or such rules relating to the arbitration of disputes arising under Franchise Agreements).

23.03           Except with respect to matters for which we believe it necessary to seek equitable relief or to collect Royalties or other amounts owing to us, you or Principal Owner and us shall be required to enter into mediation of all disputes involving this Agreement or any aspect of the relationship between them for a minimum of four (4) hours prior to the initiation of any arbitration or other Action or proceeding against the other party or any agent or affiliate of the other party.  Upon written notice by either party to the other of the initiating party’s desire to mediate, the party receiving the notice shall select an independent entity that regularly provides mediation services to franchisors and Franchisees to serve as mediator in the proceeding.  If the party receiving the notice of intent to mediate does not provide the name of such an organization within ten (10) Business Days from the date the notice of intention to mediate is received, then the other party, at its option, may (i) forego mediation of the issue(s) and commence legal Action, or (ii) select the organization to provide mediation services.  If one party selects an organization that is unwilling to serve as mediator, then the other party shall select an organization.  Once the organization is designated and agrees to accept the appointment as mediator, or if the designated organization is unwilling to serve as mediator or does not meet the requirements of this subparagraph, then the initiating party may designate such an organization.  Once the organization is designated, the organization shall be directed to schedule a mediation proceeding at a time mutually convenient to us and you or Principal Owner.  The mediation shall be held within thirty (30) days following receipt by the mediation organization of notification that its services shall be retained.  If the parties cannot agree on a date for mediation, then the mediation organization shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates.  The actual mediator shall either be a person who has had at least ten (10) years of experience as either Franchisee or franchisor (or as an officer of such an entity) or in franchise law.  The parties shall equally share the cost of the mediator.  The mediator shall select the location for the mediation, giving due consideration to the location that will minimize the total expenses of the mediation.  If you or Principal Owner fails or refuses to abide by the provisions of this subparagraph and to engage in mediation as required herein, and litigation or arbitration ensues between the parties, you or Principal Owner shall be liable for all attorney fees incurred by us in such proceeding, regardless of the outcome of the proceeding, and shall reimburse us on demand for such costs.

23.04           Any arbitrator appointed must have at least ten (10) years’ experience in franchise matters and shall have the right to award or include in any award the specific performance of this Agreement.  We and you or Principal Owner acknowledge that judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be binding, final and non-appealable.  During the pendency of any arbitration proceeding, you or Principal Owner and we shall fully perform this Agreement.

23.05           If, after we or you or Principal Owner institute an arbitration proceeding, one (1) or the other asserts a claim, counterclaim or defense, the subject matter of which, under statute or current judicial decision is nonarbitrable for public policy reasons, the party against whom the claim, counterclaim or defense is asserted may elect to proceed with the arbitration of all arbitrable claims, counterclaims or defenses or to proceed to litigate all claims, counterclaims or defenses in a court having competent jurisdiction.

23.06           TO THE EXTENT EITHER PARTY IS PERMITTED TO ENFORCE THIS AGREEMENT BY JUDICIAL PROCESS AND ELECTS TO DO SO, EACH OF THE PARTIES WAIVES ITS RIGHT TO A TRIAL BY JURY.  THIS WAIVER SHALL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION INCLUDING, BUT NOT LIMITED TO, CLAIMS RELATED WITH RESPECT TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN US AND YOU OR PRINCIPAL OWNER (INCLUDING ANY PRINCIPAL OWNERS OR GUARANTORS, IF APPLICABLE, AND INCLUDING ACTIONS INVOLVING AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS OF OURS OR YOURS) FOR BREACH OF THE FRANCHISE AGREEMENT.

23.07           We and you or Principal Owner (and the respective owners, officers, affiliates and agents, if applicable) each agree to submit to the exclusive jurisdiction of the state and federal courts of the state of our principal place of business with respect to any litigation pertaining to this Agreement or to any aspect of the business relationship between the parties, even if additional persons are named as parties to such litigation.  No Action or proceeding involving this Agreement or any aspect of the relationship between the parties or their agents or affiliates shall be commenced by any party except in the county of our principal place of business at the time that the litigation is commenced, nor shall any such Action be transferred to any other venue.  Notwithstanding the foregoing, if we are permitted to seek injunctive relief under this Agreement, we may, at our option, bring such Action in the county in which the Restaurant is located.

23.08           The parties agree they should each be able to settle, mediate, litigate, arbitrate, or compromise disputes in which they are involved with third parties, without having the disposition of such disputes directly affect the contract or relationship between us and you or Principal Owner.  We and you or Principal Owner therefore each agree that a decision of an arbitrator or court of law in litigation to which one of them is not a party shall not in any manner prevent the person that was a party to such Action from making similar arguments, or taking similar positions, in any Action between us and you or Principal Owner.  The parties therefore waive the right to assert that principles of collateral estoppel prevent either of them from raising any claim or defense in an Action between them as a result of such party having lost a similar claim or defense in another Action.

23.09           Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. § 1050 et. seq), as amended, this Agreement shall be governed by the laws of the state of Michigan.  The parties agree, however, that if the Restaurant is not located in Michigan, and if you are not a resident of Michigan, the provisions of the Michigan Franchise Investment Law and the regulations promulgated thereunder shall not apply to this transaction or this Agreement.  Notwithstanding the foregoing, the parties recognize that if you are a resident of a state that has a law specifically governing the sale and operation of franchises of the type granted hereby to you, or if the Restaurant is located in such a state, then while the foregoing paragraph shall still be applicable, the franchise law of such other states shall also apply to this transaction.  In that event, to the extent that the provisions of this Agreement provide for periods of notice less than those required by such applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with such applicable law, such provisions shall, to the extent that such are not in accordance with such applicable law, be superseded by said law, and we shall comply with such applicable law in connection with each of these matters

23.10           All claims, except for monies due to us or your performance under this Agreement, arising under this Agreement or from the relationship between the parties are barred unless an Action is filed and timely served on the opposing party within one (1) year from the date the party knew or should have known of the facts creating the claim, except to the extent any applicable law or statute provides for a shorter period of time to bring a claim or as otherwise required by law.

24.	MISCELANEOUS

24.01           Time is of the essence to this Agreement.

24.02           There are no third-party beneficiaries to this Agreement except for the remedy provided for breach of your or any Principal Owner's covenant contained in Section 12.03C(1).

24.03           This Agreement may be executed in any number of counterparts each of which when so executed shall be an original, but all of which together shall constitute one (1) and the same instrument.

24.04           All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, unless otherwise suggested by the text.

24.05           This Agreement will become effective only upon execution hereof by an Officer of ours.

24.06           You shall not use the words “Bagger Dave’s®” or “Bagger Dave’s Legendary Burger Tavern™”, or any part thereof, as part of its corporate or other name.

24.07           You and each Principal Owner acknowledge that each has received a complete copy of this Agreement, the documents referred to herein and the Exhibits hereto at least five (5) Business Days prior to the date on which this Agreement was executed.  You and each Principal

Owner further acknowledge that each has received the Franchise Disclosure Document at least fourteen (14) days prior to the date on which this Agreement was executed.

24.08           You and each Principal Owner, jointly and severally, personally guarantee your performance of your obligations under this Agreement and must execute the form of Guaranty attached as Exhibit E to the Franchise Disclosure Document.  Any person or entity that at any time after the date of this Agreement becomes a Principal Owner pursuant to the provisions of this Agreement must execute the form Guaranty within ten (10) days from the date such person or entity becomes a Principal Owner, provided, however, that any person or entity who becomes a Principal Owner shall automatically acquire all of the obligations of a Principal Owner under this Agreement at the time that such person or entity becomes a Principal Owner.

24.09           Notwithstanding anything to the contrary contained in this Agreement, if you are developing pursuant to the terms of an Area Development Agreement, you are bound to the development obligations contained in the Development Schedule, which is incorporated herein by reference.

25.	ENTIRE AGREEMENT

This Agreement and the Exhibits, Addenda and Schedules hereto and the Franchise Disclosure Document constitute the entire agreement between us, you and the Principal Owners concerning the subject matter hereof.  All prior agreements, discussions, representations, warranties and covenants are merged herein. THERE ARE NO WARRANTIES, REPRESENTATIONS, COVENANTS OR AGREEMENTS, EXPRESS OR IMPLIED, BETWEEN THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT THOSE PERMITTED TO BE MADE UNILATERALLY BY US HEREUNDER, NO AMENDMENT, CHANGE OR MODIFICATION VARIANCE FROM THIS AGREEMENT SHALL BE BINDING ON EITHER PARTY UNLESS MUTUALLY AGREED TO BY US AND YOU AND EXECUTED IN WRITING.

26.	DEFINITIONS

As used in this Agreement the following words and phrases shall have the meanings attributed to them in this Section:

Action - any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether a formal proceeding or otherwise) asserted or instituted by a third party with respect to which the indemnity described in Section 17 applies.

Agreement - this Franchise Agreement.

Appraiser(s) - one or more independent third parties selected by the parties to this Agreement in accordance with the terms and conditions hereof.

Business Days - Each day except Saturday, Sunday and United States Government legal holidays.

Commencement Date – as provided in Attachment 1.

Competing Business - a restaurant business offering the same or similar products, including hamburgers, French fries, or other Menu Items, including any casual/fast-casual, quick-serve, full-service, take-out, or delivery restaurant concept.

Confidential Information - all data or facts, not available to the public or which do not become available to the public, which data and facts shall include but not be limited to all memoranda, notes, disks, financial statements, trademarks, trade dress, copyrights, logos, signage, blueprints, sketches, recipes, methods, processes, designs, plans, property, reports, documents, analytical tools, business plans, business contacts, information regarding operations, manufacturing, administration, merchandising, marketing, costing, and production information and all extracts and copies thereof prepared by either party or its officers, agents, employees, attorneys, representatives, or consultants, which when used together as they relate to the System reasonably represent an entity employing the System, which is disclosed to or acquired by you directly or indirectly from us in the course of activities related to the development of a business relationship between you and us, or which is obtained by you through an inspection or tour of our offices, facilities, or restaurants or the restaurants of our Franchisees.

Control Person - an individual designated and described in Attachment 1 who shall devote his full time and attention to the franchise relationship and who is designated to bind the Franchisee.

Designated Area - the geographical area described in Attachment 1; provided, however, the Designated Area shall not include any enclosed malls, institutions (such as hospitals or schools), airports, airport properties, parks (including theme, entertainment or amusement parks), casinos, military bases and sports arenas otherwise located within the Designated Area, nor a specifically identified restricted area surrounding any Restaurant located within the Designated Area as of the date of this Agreement nor shall it be deemed to convey any exclusivity with respect to the use of the Trademarks.

Development Materials - a description of the Location, a feasibility study (including, without limitation, demographic data, photographs, maps, artists' renderings, site plans, a copy of the Lease, and documentation indicating your prospects to acquire the Location) and such other information related to the development of the Location as we reasonably request.

Event of Default - as defined in Section 15.

Franchisee - if not the individual executing this Agreement, the business entity disclosed in Attachment 2.

Franchisee Designate - an individual designated as described in Attachment 1 who shall devote his full time and best efforts to the management and supervision of (i) your duties and obligations hereunder; and (ii) the operation of the Restaurant.

Gross Sales – For the purposes of this Agreement, “Gross Sales shall mean:

a.           The entire amount of the actual sales price before any discount (e.g., employee discount promotional or “comp” sales), whether for cash or other consideration, of all sales of food, beverages, merchandise, and services in or from the Restaurant, or pursuant to your rights under this Agreement, including but not limited to revenues derived from catering food shows, fairs, offsite deliveries, or orders;

b.           All deposits not refunded to purchasers;

c.           Orders taken, although such orders may be filled elsewhere; and

d.           Payments to you by a concessionaire, Franchisee or person otherwise in the Restaurant with our consent.

Gross Sales shall not include:

a.           The amount of returns to shippers or manufacturers;

b.           The amount of any cash or credit refunds made upon any sale where part or all of the food, beverages, merchandise or service sold is later returned by the customer and accepted by you;

c.           Receipts from sales of furniture, trade fixtures or other extraordinary sales (unless bearing any Marks) not made in the ordinary course of business; and

d.           Any sales or value added tax required by and duly constituted taxing authority which are separately accounted for and collected on behalf of the taxing authority by you directly from your customers and paid by you to the taxing authority.

Lease - the proposed agreement or document (including, without limitation, any Lease, deed, contract for sale, contract for deed, land contract, management contract, license, or other agreement purporting to grant any right, title, or interest in or to the Location) pursuant to which you shall occupy or acquire rights in any Location.

Location - the proposed location of the Restaurant.

Losses and Expenses - all compensatory, exemplary or punitive damages, fines, charges, costs, expenses, lost profits, reasonable fees of attorneys and other engaged professionals, court costs, settlement amounts, judgments, costs of or resulting from delays, financing, costs of advertising material and media time/space, and costs-of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described in Section 17.

Manager(s) - managers, other than the Franchisee Designate, required for the management, operation, supervision and promotion of the Restaurant pursuant to the terms hereof and the Franchise Agreement under which the Restaurant is operated.

Menu Items – Any and all food and beverage products required to be provided to customers as provided by the Operations Manual and prepared in accordance with specified recipes, cooking techniques and procedures pursuant to the System.

Operations Manuals – Our confidential operating manuals, as amended from time to time in our sole discretion, which contain the instructions, requirements, standards, specifications, methods and procedures for the operation of the Restaurant including without limitation, (i) those relating to the selection, purchase, service and sale of all products and services sold at the Restaurant; (ii) those relating to the maintenance and repair of the Restaurant, buildings, grounds, equipment, signs, interior and exterior décor items, fixtures and furnishings; (iii) those relating to employee apparel and dress, accounting, bookkeeping, record retention and other business systems, procedures and operations; and (iv) the purchase, storage, and preparation of all Menu Items.

Our Indemnities – Us, our directors, officers, employees, agents, members, affiliates, successors and assigns, Parent, affiliates, subsidiaries, and the respective directors, officers, employees, agents, shareholders, members, affiliates, and successors and assigns of each.

Other Concepts - Retail, wholesale, restaurant, bar, tavern, take-out or any other type of business involving the production, distribution or sale of food products, beverages, services, merchandise or other items that do not use one, some or all of the Trademarks or other names or markets but may utilize some part of or similar components of the System pursuant to which a Bagger Dave’s Legendary Burger Tavern™ Restaurant is operated.

Parent – AMC Burgers, Inc. and Diversified Restaurant Holdings, Inc.

Payments - all transfers of funds from you to us, including, without limitation, the Franchise Fee, Royalty, Advertising Fund fee and reimbursement of expenses.

Principal Owner(s) - the persons listed on Attachment 2, who are (and such other persons or entities to whom we shall consent from time to time) the record and beneficial owners of, and have the right to vote their respective interests (collectively 100%) of your equity interests or the securities or partnership interest of any person or entity designated by us which owns or controls a direct or indirect interest in your equity interests of the Franchisee.

Publicly - Held Entity - a corporation or other entity whose equity securities are (i) registered pursuant to applicable law; (ii) widely held by the public; and (iii) traded on a public securities exchange or over the counter pursuant to applicable law.

Restaurant - restaurants operated in accordance with the System under the registered service marks “Bagger Dave’s Legendary Burger Tavern™” or “Bagger Dave’s®”.

Standards and Specifications - our Standards and Specifications, as amended from time to time by us, in our sole discretion, contained in, and being a part of, the Confidential Information pursuant to which you shall develop and operate the Restaurant in the Designated Area.

System - a unique, proprietary system developed and owned by us (which may be modified or further developed from time to time in our sole discretion) for the establishment and operation of full-service restaurants under the Trademarks, which includes, without limitation, a distinctive image consisting of exterior and interior design, decor, color scheme and furnishings; special recipes, Menu Items and full service bar; uniform standards, products, services and specifications; procedures with respect to operations, inventory and management control (including accounting procedures and policies); training and assistance; and advertising and promotional programs.

Trademarks - certain trademarks, trade names, trade dress, service marks, emblems and indicia of origin designated by us from time to time for use in connection with the operation of the Restaurant pursuant to the System in the  Designated Area, including, without limitation, “Bagger Dave’s Legendary Burger Tavern™” or “Bagger Dave’s®”.

Transfer - the sale, assignment, conveyance, license, devise, bequest, pledge, mortgage or other encumbrance, whether direct or indirect, of (i) this Agreement; (ii) any or all of your rights or obligations herein; or (iii) any interest in any equity interest, including the issuance of any new equity interests.

Transferee Owner(s) - the owner of any and all record or beneficial interest in the capital stock of, partner’s interest in, or other equity or voting interest in any transferee of a Transfer occurring pursuant to the terms of Section 13.

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

FRANCHISEE (For a business entity)

BD’S RESTAURANT GROUP, LLC

By: /s/ Bill Zellmer

Name: Bill Zellmer

Title: Member

Date: 11/17/11

By: /s/ Lonnie Griggs

Name: Lonnie Griggs

Title: Member

Date: 11/17/11
BAGGER DAVE’S FRANCHISING CORPORATION By: /s/ T. Michael Ansley Name: T. Michael Ansley Title: President & CEO Date: 11/17/11

ATTACHMENT 1

TO THE FRANCHISE AGREEMENT BETWEEN
BAGGER DAVE’S FRANCHISING CORPORATION
AND
BD’S RESTAURANT GROUP, LLC

DATED 11/17/11, 2011

FRANCHISEE'S DESIGNATED AREA AND LOCATION

A.	Description of Franchisee's Designated Area. Franchisee’s Designated Area shall be defined as that area within the following borders or as depicted in the attached map:

Cape Girardeau County in MO; Jackson & Williamson Counties in IL; McCracken & Warren Counties in KY; Montgomery County in TN; Vanderburgh County in

B.           Location of Restaurant. We hereby approve the location of the Restaurant as:

2106 William St. #300 in Cape Girardeau, Missouri 63701

C.           Initial Franchise Fee.  The Initial Franchise Fee is $30,000.00.

D.	Franchisee Designate. The Franchisee Designate and contact information for purposes of this Franchise Agreement is:

Name	Bill Zellmer
Address	2024 Watson
City, State, Zip code	Jackson, MO 63755
Phone Number	573-204-3123
Email Address	billzellmer@charter.net

E.           Control Person.  The Control Person and contact information for purposes of this Franchises Agreement is:

Name	Bill Zellmer
Address	2024 Watson
City, State, Zip code	Jackson, Missouri 63755
Phone Number	573-204-3123
Email Address	billzellmer@charter.net

F.           Notice.  Addresses for Notice pursuant to Section 18 of the Franchise Agreement shall be as follows:

if to You or any Principal Owner:	Bill Zellmer 2024 Watson Jackson, MO 63755 Facsimile No.: 573.204.3123

if to Us:	Bagger Dave’s Franchising Corporation 27680 Franklin Road Southfield, Michigan 48034 Facsimile No.: (866) 737-8689

with a copy to: (does not constitute notice)	Mark J. Burzych Fahey Schultz Burzych Rhodes PLC 4151 Okemos Road Okemos, MI 48864 Facsimile No.: (517) 381-5051

G.           Commencement Date.  The Commencement Date of the Franchise Agreement is

_________________________________________.

Signature Page to Follow

This Attachment 1 is current and complete as of 11/17/11, 2011.

FRANCHISEE (For a business entity) BD’S RESTAUANT GROUP, LLC By: /s/ Bill Zellmer Name: Bill Zellmer Title: Member Date: 11/17/11	BAGGER DAVE’S FRANCHISING CORPORATION By: /s/ T. Michael Ansley Name: T. Michael Ansley Title: President & CEO Date: 11/17/11

By: /s/ Lonnie Griggs

Name: Lonnie Griggs

Title: Member

ATTACHMENT 2

TO THE FRANCHISE AGREEMENT
BETWEEN BAGGER DAVE’S FRANCHISING CORPORATION
AND BD’S RESTAURANT GROUP, LLC

DATED 11/17/11, 2011

Franchisee and its Principal Owners

This form must be completed by you, if you have multiple owners or if you or your Restaurant is owned by a business organization (like a corporation, partnership or limited liability company).  We are relying on its truth and accuracy in awarding the franchise to you.

1.           Form of Owner.  You are a (check one):

(a) General Partnership	☐
(b) Corporation	☐
(c) Limited Partnership	☐
(d) Limited Liability Company	☒
(e) Other	☐
Specify:                      _________________________________________________________________

You are formed under the laws of Missouri.

2.           Business Entity.  You were incorporated or formed on October, 2011 under the laws of the State of Missouri.  You have not conducted business under any name other than your corporate, limited liability company or partnership name.  The following is a list of all persons who have management rights and powers (e.g., officers, managers, partners, etc.) and their positions are listed below:

Name of Person	Position(s) Held
Bill Zellmer	Member
Lonnie Griggs	Member

3.           Owners.  The following list includes the full name and mailing address of each person who is one of your owners and fully describes the nature of each owner's interest.  Attach additional sheets if necessary.

Name	Address	Description and Quantity of Ownership Interest	Office Held
Bill Zellmer	2024 Watson, Jackson, MO 63755	50%	Member
Lonnie Griggs	110 Masterson, Jackson, MO 63755	50%	Member

4.           Governing Documents.  Attached are copies of the documents and contracts governing the ownership, management and other significant aspects of the business organization (e.g., articles of incorporation or organization, partnership or shareholder agreements, etc.) of BD’S RESTAURANT GROUP, LLC.

5.           Assumed Name Authorization.  You are authorized to operate the Restaurant and your Business Entity under the following assumed name and you are authorized to file the appropriate business forms with the state or local governmental body consistent with this authorization.

BD’S RESTAURANT GROUP, LLC

This Attachment 2 is current and complete as of 11/17/11, 2011.

Signature Page to Follow

FRANCHISEE (For a business entity) BD’S RESTAURANT GROUP, LLC By: /s/ Bill Zellmer Name: Bill Zellmer Title: Member Date: 11/17/11

By: /s/ Lonnie Griggs

Name: Lonnie Griggs

Title: Member

ATTACHMENT 3

TO THE FRANCHISE AGREEMENT BETWEEN
BAGGER DAVE’S FRANCHISING CORPORATION
AND
BD’S RESTAURANT GROUP, LLC

DATED: 11/17/11, 2011

FRANCHISEE ACKNOWLEDGEMENTS

Franchisee understands and agrees that it is unlawful and a criminal offense to duplicate or reproduce any copyrighted materials.

BZ LG Initials

1.
Franchisee acknowledges that it has conducted an independent investigation of the business licensed by this Agreement, that it has had an adequate opportunity to be advised by advisors of its own choosing regarding all pertinent aspects of this Agreement and the franchise relation created by it, that the business venture contemplated by this Agreement involves business risks, and that the success of the business will be largely dependent upon the abilities and efforts of Franchisee as an independent businessperson or upon the abilities of the Principal Owners, if the Franchisee is a business entity.  Franchisee understands that Franchisor makes no express or implied warranties or representations, guarantees or assurances that Franchisee will achieve any degree of success in operation of the Restaurant and, while Franchisor will provide Franchisee with training, advice, and consultation as provided in this Agreement, success in the operation depends ultimately on Franchisee and on other factors including, but not limited to,  location, marketing, regional tastes and preferences, economic conditions, financial considerations and competition.

BZ LG Initials

FRANCHISEE RECOGNIZES THAT FRANCHISOR HAS ENTERED INTO THIS AGREEMENT IN RELIANCE UPON AND IN RECOGNITION OF THE FACT THAT FRANCHISEE AND ITS CONTROL PERSON AND FRANCHISEE DESIGNATE SHALL HAVE FULL RESPONSIBILITY FOR THE MANAGEMENT AND OPERATION OF THE BUSINESS LICENSED BY THIS AGREEMENT, AND THAT THE AMOUNT OF PROFIT OR LOSS RESULTING FROM THE OPERATION OF THE BUSINESS WILL BE DIRECTLY ATTRIBUTABLE TO THE PERFORMANCE OF FRANCHISEE.

BZ LG Initials

All information provided Franchisor in connection with the approval of Franchisee as a Franchisee and the Restaurant Location is truthful and accurate.

BZ LG Initials

Franchisee acknowledges that it received Franchisor’s Franchise Disclosure Document and a standard form Franchise Agreement at least fourteen (14) days before the date of its execution by Franchisee and the payment of any fees to Franchisor.  Franchisee further acknowledges that it received this Agreement in the form actually executed at least seven (7) days before the date of its execution by Franchisee.

BZ LG Initials

Franchisee acknowledges that this Agreement requires arbitration of disputes in the city in which Franchisor is headquartered at the time of initiation of the arbitration; that an exception to this requirement is Franchisor’s right to bring a court Action for injunctive relief for specified matters; that the exclusive venue and jurisdiction for any court Action is the city in which Franchisor is headquartered at the time litigation is initiated; and that Franchisor and Franchisee waive the right to a jury, to punitive damages, to collateral estoppel, and to bring multi-plaintiff, consolidated, collective or class-wide Actions; and that a one-year statute of limitations applies to claims between the parties subject to specified exceptions.

BZ LG Initials

Signature Page to Follow

FRANCHISEE (For a business entity)

BD’S RESTAURANT GROUP, LLC

By: /s/ Bill Zellmer

Name: Bill Zellmer

Title: Member

Date: 11/17/11

By: /s/ Lonnie Griggs

Name: Lonnie Griggs

Title: Member

Date: 11/17/11

Appendix A to the Franchise Agreement

ELECTRONIC FUNDS TRANSFER (EFT) AUTHORIZATION

Bagger Dave’s Franchising Corporation

Automatic Debit of Amount Due to Franchisor

Restaurant:                     2106 William St. #300, Cape Girardeau, MO 63701

I, the authorized representative and agent for the Restaurant for the account identified below referenced, authorize BAGGER DAVE’S FRANCHISING CORPORATION (referred to as "Franchisor") to debit on every Tuesday from Franchisee’s bank account, the amount of Royalty and Advertising Fee due to the Franchisor based on Gross Sales of the above referenced BAGGER DAVE’S LEGENDARY BURGER TAVERN™ Restaurant, and any Late Fees or Interest, for each and every preceding week, ending on Sunday, and any other fee that may be due and owing to Franchisor.  I also authorize BAGGER DAVE’S FRANCHISING CORPORATION to debit any other fees associated with the Restaurant including but not limited to the advertising fund fee, the required local advertising expenditures not incurred, as well as any other fees that may become due to Franchisor.

Franchisee Bank Information:  Attach blank copy of check

Bank Name
Bank Address
Account Name
Account Number
ABA Routing Number

FRANCHISEE: BD’s Restaurant Group, LLC

By: /s/ Bill Zellmer	Date: 11/17/11
Bill Zellmer Its: Authorized Representative

By: /s/ Lonnie Griggs	Date: 11/17/11
Lonnie Griggs Its: Authorized Representative

Appendix B to Franchise Agreement

TELEPHONE NUMBER ASSIGNMENT

THIS ASSIGNMENT is made and entered into by and between Bagger Dave’s Franchising Corporation, ("Bagger Dave’s") of 27680 Franklin Road, Southfield, Michigan  48034, and BD’S Restaurant Group, LLC located at 2024 Watson Jackson, Missouri 63755, hereinafter referred to as "Franchisee".

WHEREAS, Franchisee has obtained a franchise from Bagger Dave’s for the operation of an "Bagger Dave’s Legendary Burger Tavern®" Restaurant using Bagger Dave’s Trademarks and System as those terms are used in a Franchise Agreement dated the 17th day of November, 2011 (hereinafter referred to as the "Franchise Agreement");

WHEREAS, in consideration of Bagger Dave’s granting the franchise to Franchisee, Franchisee agreed in the Franchise Agreement to execute an assignment to Bagger Dave’s of its telephone number upon the termination or expiration without renewal of the Franchise Agreement, or transfer of the Franchise Agreement;

NOW THEREFORE, it is hereby agreed as follows:

1.           Telephone Information.  Franchisee represents and warrants that the telephone number(s) set forth in the attached Exhibit "A," from time to time, shall constitute all of the telephone numbers to be used in its advertising and marketing of its "Bagger Dave’s®" Restaurant licensed by the above referenced Franchise Agreement.  It is hereby agreed that this assignment covers not only the telephone numbers set forth in Exhibit "A," but also any other telephone number used by Franchisee in its advertising or marketing of its "Bagger Dave’s®" Restaurant.

2.           Assignment.  Franchisee hereby assigns to Bagger Dave’s all of its right, title and interest in and to the telephone numbers described above in Paragraph 1 effective upon the expiration without renewal or termination of the Franchise Agreement.

3.           Consent.  Franchisee hereby consents and authorizes any and all telephone companies, telephone directory services, and other public or private business containing, using, or authorizing any of the telephone numbers described above in Paragraph 1 to immediately recognize this assignment upon receipt of written notice from Bagger Dave’s.  Such companies and services shall construe this Assignment as Franchisee's immediate cancellation and surrender of the numbers in Exhibit A, thereby permitting the immediate re-assignment of the numbers by said companies and services to Bagger Dave’s.  A copy of this Assignment, certified by an officer of Bagger Dave’s, is agreed to be as valid and binding as the original.

4.           Notice. Bagger Dave’s shall give notice of its acceptance of the assignment of the telephone numbers pursuant to this agreement by either delivering them personally or sending them by first class, certified or registered mail with postage fully paid and depositing them in a depository of the United States Postal Service.  Notices shall be given to Franchisee and to all other telephone companies and other businesses who are to recognize the assignment.  All notices to Franchisee shall be addressed to the address indicated in this Agreement, or to any subsequent address of which Bagger Dave’s is notified in writing and shall be effective on the date sent by Bagger Dave’s.  Any notice delivered by mail in the manner set forth above shall be deemed delivered and received 2 days after mailing.

5.           Cooperation.  Franchisee shall cooperate with Bagger Dave’s, including but not limited to, executing any and all documents reasonably necessary to effectuate this Assignment, and to cause the telephone company or companies to recognize this Assignment.  Franchisee’s failure to sign any required documents within 2 business days of Notice, Franchisee hereby appoints Bagger Dave’s as its lawful attorney in fact to sign on Franchisee’s behalf any and all documents necessary to effectuate the assignment of the telephone numbers listed in Exhibit “A” to Bagger Dave’s.  This power, coupled with an interest, is given as security for the rights and privileges given to Franchisee under the Franchise Agreement by Bagger Dave’s.

6.           Proration.  All telephone charges, including charges for classified advertising in the telephone directory, shall be prorated as of the time of Assignment, with Franchisee paying for all charges prior to the effectiveness of the assignment, and Bagger Dave’s paying for all charges incurred thereafter.

 IN WITNESS WHEREOF, the parties have entered into this agreement on the 17th day of November, 2011.

BAGGER DAVE’S FRANCHISING CORPORATION /s/ T. Michael Ansley By: T. Michael Ansley Its: President & CEO

Subscribed and sworn to before me, a Notary Public, this 17th day of November 2011.

Kathleen Marie Howe, Notary Public Wayne County, Michigan acting in Oakland County My Commission Expires: 05-22-2017

[FRANCHISEE] /s/ Bill Zellmer By: Bill Zellmer Its: Member

Subscribed and sworn to before me, a Notary Public, this 14th day of November, 2011.

Diane D. Duncan, Notary Public Scott County, unknown My Commission Expires: 05-22-2014

/s/ Lonnie Griggs By: Lonnie Griggs Its: Member

Subscribed and sworn to before me, a Notary Public, this 14th day of November, 2011.

Diane D. Duncan, Notary Public Scott County, unknown My Commission Expires: 05-22-2014

Appendix C to the Franchise Agreement

CONDITIONAL ASSIGNMENT OF LEASE

THIS AGREEMENT is made and entered into between Bagger Dave’s Franchising Corporation, a Michigan corporation ("Bagger Dave’s"), located at 27680 Franklin Road, Southfield, Michigan  48034 and BD’S  Restaurant Group, LLC located at 2024 Watson, Jackson, Missouri 63755, ("Franchisee").

WHEREAS, Bagger Dave’s and Franchisee have executed a Franchise Agreement on the 17th day of November, 2011 (“Franchise Agreement”) for the establishment of an Bagger Dave’s Restaurant to be operated pursuant to Bagger Dave’s Trademarks as that term is defined in the Franchise Agreement.

WHEREAS, the Franchise Agreement requires the execution of this Conditional Assignment of Lease Rider if the real estate for the establishment of the Bagger Dave’s® Restaurant is leased by the Franchisee;

WHEREAS, Franchisee proposes to enter into a real estate lease for the premises of the Restaurant to be operated pursuant to the Franchise Agreement with _______________________________ (“Landlord”), which lease is dated the ______ day of _____________________ 20____, a copy of which is attached hereto (as Exhibit "A") and which is incorporated herein by reference (hereinafter referred to as the "Real Estate Lease").

NOW THEREFORE, it is hereby agreed as follows:

1.         Conditional Assignment.  Franchisee hereby assigns to Bagger Dave’s all of Franchisee's right, title, and interest in and to the Real Estate Lease, including any and all rights or options of Franchisee to extend, renew, or purchase the leased property through a right of first refusal or otherwise upon the occurrence of any of the following:

A.           Termination of Franchise Agreement.  Upon termination or expiration without renewal of the Franchise Agreement, Bagger Dave’s shall have the option to accept the assignment of the Real Estate Lease pursuant to this Conditional Assignment of Lease by giving the notice prescribed by this Conditional Assignment of Lease, in which case it is agreed the Real Estate Lease shall remain in effect as to Bagger Dave’s.

B.           Termination of Real Estate Lease.  Upon termination of the Real Estate Lease as to Franchisee or termination of Franchisee’s possession rights under the Real Estate Lease, whether by Franchisee's default under Real Estate Lease or otherwise, Bagger Dave’s shall have the option to accept the assignment of the Real Estate Lease pursuant to this Conditional Assignment of Lease by giving the notice prescribed by this Conditional Assignment of Lease, in which case it is agreed the Real Estate Lease shall remain in effect as to Bagger Dave’s.

C.           Franchisee Right to Assign.  At Franchisee's discretion, Franchisee may assign Real Estate Lease to Bagger Dave’s, and Bagger Dave’s may accept such assignment, at any time.

2.           Effect of Assignment.  Upon Bagger Dave’s exercise of its option to take the above-described assignment:

A.           Franchisee shall remain liable under the provisions of the Real Estate Lease, including without limitation, that Franchisee shall remain liable for any amounts owing, or any other default occurring, prior to the effective date of assignment.

B.           Bagger Dave’s shall succeed to all of Franchisee's rights, options, and obligations under the Real Estate Lease commencing with the effective date of the assignment and shall have the right to transfer or assign the Real Estate Lease to another Bagger Dave’s® franchisee without the need to seek consent from the Landlord.  Bagger Dave’s transfer to another Bagger Dave’s® franchisee relieves Bagger Dave’s from any further liability under the Real Estate Lease.

3.           Notice of Franchisee's Default.

A.           Landlord's Notice.  Landlord shall provide Bagger Dave’s notice of any default under the Real Estate Lease.  Bagger Dave’s shall have the option (but not obligation) to cure any default should Franchisee fail to cure the default within the period in which Franchisee has to cure the default.  At the expiration of Franchisee's period within which Franchisee has to cure any default, Bagger Dave’s shall then have 15 days in which to make its decision to cure.  Bagger Dave’s may cure Franchisee's default without exercising its option to accept assignment of the Real Estate Lease and, in such event, Landlord agrees to accept Bagger Dave’s cure as if made timely by Franchisee.  Landlord shall give Bagger Dave’s written notice at least 30 days prior to the termination of the Real Estate Lease, termination of Franchisee’s right of possession, expiration without renewal, or date of re-entry or repossession.  Bagger Dave’s shall have 30 days after written notice from Landlord to exercise this option to accept assignment of the Real Estate Lease.  Bagger Dave’s may exercise its option to accept assignment of the Real Estate Lease by written notice to the Landlord, and the assignment shall be effective on the date of written notice to the Landlord from Bagger Dave’s accepting assignment of the Real Estate Lease.  It is hereby agreed that Landlord may rely solely upon the written notice received from Bagger Dave’s as to Bagger Dave’s acceptance of this assignment of the Real Estate Lease, and Franchisee hereby releases the Landlord from any liability for relying upon such notice and shall hold the Landlord harmless from any and all liability to Lessee for any action Landlord may take in such reliance.

B.           Bagger Dave’s Notice.  Bagger Dave’s shall give Landlord copies of any or all notices of termination given to Franchisee pursuant to the Franchise Agreement, and if Bagger Dave’s desires to exercise its option to accept the assignment of the Lease in the event of Franchisee's failure to cure the default of the Franchise Agreement, Bagger Dave’s shall provide Landlord with a written notice on or before the date of termination of the Franchise Agreement.  It is hereby agreed that Landlord may rely solely upon the written notice received from Bagger Dave’s as to the termination or expiration without renewal of the Franchise Agreement, and Franchisee hereby releases the Landlord from any liability for relying upon such notice and shall hold the Landlord harmless from any and all liability to Lessee for any action Landlord may take in such reliance.

4.           Notice.  Notice required by this Agreement shall be sent by overnight, certified or registered mail to Bagger Dave’s at the following address:

Bagger Dave’s Franchising Corporation
27680 Franklin Road
Southfield, Michigan  48034

with a copy to (which shall not be deemed notice):

Mark J. Burzych
Fahey Schultz Burzych Rhodes, PLC
4151 Okemos Road
Okemos, Michigan  48864

Notice required by this Agreement shall be sent to Franchisee at the following address:
Bill Zellmer
2024 Watson
Jackson, Missouri 63755

Notice required by this Agreement shall be sent to Landlord at the following address:
_______________________________________________
_______________________________________________
_______________________________________________

Notice shall be deemed effective on the date received, and regardless of whether the notice is signed for by the recipient, notice shall be deemed received 2 business days after mailing.  Parties may change the notice address by providing written notice to the other parties of a change in such notice address.

5.           Execution of the Documents.  Franchisee hereby agrees to execute any and all documents requested by Bagger Dave’s in order to fully exercise any of the rights under the Real Estate Lease or this Conditional Assignment of Lease.  If Franchisee shall not have executed any such document within the 3 days after having been so requested by Bagger Dave’s, Franchisee hereby appoints any member or officer of Bagger Dave’s as its attorney-in-fact with the full right and power to execute any and all such documents.  This power, coupled with an interest, is given as security for the rights and privileges given to Franchisee under this Agreement and the Franchise Agreement.

6.           Renewal, Extension or Amendment.  Any renewal or extension of the Real Estate Lease, or any amendment to this Agreement or the Real Estate Lease of any type, can only be made by a writing executed by all three parties to this Agreement.

7.           Indemnification.  Franchisee shall indemnify and hold Bagger Dave’s harmless from any and all liability that Bagger Dave’s may incur after the effective date of the assignment of the Real Estate Lease arising under the terms of that Real Estate Lease from Franchisee's acts or omissions occurring prior to the effective date of the assignment, excluding only any liability prior to the assignment that Bagger Dave’s agrees in writing to assume and from which Bagger Dave’s agrees to hold Franchisee harmless.

8.           Miscellaneous.

A.           Use of Real Estate.  Landlord hereby agrees to and acknowledges Franchisee's right to use and display Bagger Dave’s Trademarks as that term is used in the Franchise Agreement, subject only to any limitations imposed by Bagger Dave’s and any local, state or federal law.  Landlord agrees that it will not limit Franchisee's right to use Bagger Dave’s Trademarks.  Landlord further agrees to and acknowledges that the real estate subject to the Real Estate Lease shall be used solely for the operation of a Bagger Dave’s Restaurant.  Landlord agrees to notify Bagger Dave’s in the event that Franchisee begins to use real estate in any other manner and Landlord shall consider such use as an event of default.

B.           Applicable Law.  This Agreement shall be construed according to the laws of the state in which the premises are located.  If any provision, or portion of a provision, of this Agreement is or shall become in conflict with any applicable law, then the applicable law shall govern and such provision or portion of a provision shall be automatically deleted and shall not be effective to the extent that it is not in accordance with applicable law.  However, the remaining terms and conditions of this Agreement shall remain in full force and effect and no provision shall be deemed dependent upon any other provision unless otherwise expressed in this Agreement.

C.           Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties, except for:  (i) the provisions of the Real Estate Lease which are incorporated herein, and (ii) as between Bagger Dave’s and Franchisee, the provisions of the Franchise Agreement and related agreements.  The parties agree that all representations which have been made by other parties that in any way are to be given effect herein are set forth in this Agreement and the above-referenced documents.

D.           New Real Estate Lease.  It is hereby agreed that if the Real Estate Lease is terminated or expires without renewal, and the Franchisee and Landlord enter into a new lease arrangement, any such new real estate lease shall be deemed to be the Real Estate Lease for purposes of this Conditional Assignment of Lease thereby making it fully applicable to the new lease.

E.           Option to Purchase.  In the event Franchisee purchases the real estate, Franchisee agrees to execute the Real Estate Option to Purchase in the form then prescribed by Bagger Dave’s.

F.           Disputes.  Any dispute between the parties regarding this Conditional Assignment of Lease, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association consistent with the Franchise Agreement.

This Conditional Assignment of Lease is executed this 17th day of November, 2011.

In the presence of:	BAGGER DAVE’S FRANCHISING CORPORATION /s/ T. Michael Ansley By: T. Michael Ansley Its: President & CEO

FRANCHISEE – BD’S RESTAURANT GROUP, LLC /s/ Bill Zellmer By: Bill Zellmer Its: Member

/s/ Lonnie Griggs By: Lonnie Griggs Its: Member

PRINCIPAL OWNER'S GUARANTY AND ASSUMPTION OF OBLIGATIONS

This Guaranty must be signed by the principal owners (referred to as "Guarantor") of BD’S Restaurant Group, LLC (the "Franchisee") under the Franchise Agreement dated 11/17/11, 2011 (the "Franchise Agreement") with Bagger Dave’s Franchising Corporation ("Bagger Dave’s").

1.           Scope of Guaranty.  In consideration of and as an inducement to Bagger Dave’s signing and delivering the Franchise Agreement, each Guarantor signing this Guaranty personally and unconditionally: (a) guarantees to Bagger Dave’s and its successors and assigns that the Franchisee will punctually pay and perform each and every undertaking, agreement and covenant set forth in the Franchise Agreement; and (b) agrees to be personally bound by, and personally liable for the breach of each and every provision in the Franchise Agreement.

2.           Waivers.  Each Guarantor waives: (a) acceptance and notice of acceptance by Bagger Dave’s of Guarantor=s obligations under this Guaranty; (b) notice of demand for payment of any indebtedness or nonperformance of any obligations guaranteed by Guarantor; (c) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations guaranteed by Guarantor; (d) any right Guarantor may have to require that an action be brought against the Franchisee or any other person as a condition of Guarantor=s liability; (e) all rights to payments and claims for reimbursement or subrogation which Guarantor may have against the Franchisee arising as a result of Guarantor’s execution of and performance under this Guaranty; and (f) all other notices and legal or equitable defenses to which Guarantor may be entitled in Guarantor’s capacity as guarantor.

3.           Consents and Agreements.  Each Guarantor consents and agrees that (a) Guarantor’s direct and immediate liability under this Guaranty are joint and several; (b) Guarantor must render any payment or performance required under the Franchise Agreement upon demand if the Franchisee fails or refuses punctually to do so; (c) Guarantor=s liability will not be contingent or conditioned upon Bagger Dave’s=s pursuit of any remedies against the Franchisee or any other person; (d) Guarantor=s liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Bagger Dave’s may from time to time grant to Franchisee or to any other person including, without limitation, the acceptance of any partial payment or performance or the compromise or release of any claims and no such indulgence shall in any way modify or amend this Guaranty; and (e) this Guaranty will continue and is irrevocable during the term of the Franchise Agreement and, if required by the Franchise Agreement, after its termination or expiration.

4.           Enforcement Costs.  If Bagger Dave’s is required to enforce this Guaranty in any judicial or arbitration proceeding or any appeals, Guarantor must reimburse Bagger Dave’s for its enforcement costs.  Enforcement costs include reasonable accountants', attorneys', attorney's assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, arbitration filing fees, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce this Guaranty.

5.           Effectiveness.  Guarantor=s obligations under this Guaranty are effective on the effective date of the Franchise Agreement, regardless of the actual date of signature.  Terms not otherwise defined in this Guaranty have the meanings as defined in the Franchise Agreement.  This Guaranty is governed by Michigan law and Bagger Dave’s may enforce its rights regarding it in the state or federal courts in the State of Michigan.  Each Guarantor irrevocably submits to the jurisdiction and venue of such courts.

Each Guarantor now sign and deliver this Guaranty effective as of the date of the Franchise Agreement regardless of the actual date of signature.

PERCENTAGE OF OWNERSHIP INTEREST IN FRANCHISEE	GUARANTORS
/s/ Bill Zellmer
50%	Bill Zellmer 224 Watson, Jackson, MO 63755

50%	/s/ Lonnie Griggs Lonnie Griggs 110 Masterson, Jackson, MO 63755

DATE      11/17     , 20   11

ACKNOWLEDGMENT

I, personally and/or as an officer or partner of Franchisee, hereby acknowledge having received the Bagger Dave’s Franchising Corporation Franchise Disclosure Document at least 14 calendar days before this 17th day of November , 2011, the day on which this Franchise Agreement was executed.  I hereby acknowledge that at the time I received the Bagger Dave’s Franchising Corporation Franchise Disclosure Document, it was complete in all material respects, including all exhibits and attachments referenced therein.

Further, I hereby acknowledge having received a completed copy of the Bagger Dave’s Franchising Corporation Franchise Agreement to which this Acknowledgment is attached at least 7 calendar days before this date, there being no blanks or spaces not completed therein, except for the date and signatures of the parties.

Executed on this 17th day of November, 2011.

BD’S LLC

By: /s/ Bill Zellmer
Bill Zellmer, Member

Subscribed and sworn to before me, a Notary Public, this ______ day of _________________, 2011.

_______________________, Notary Public __________ County, State of Acting in ____________________ County My Commission Expires: ______________

By: /s/ Lonnie Griggs
Lonnie Griggs, Member

Subscribed and sworn to before me, a Notary Public, this ______ day of _________________, 2011.

_______________________, Notary Public __________ County, State of Acting in ____________________ County My Commission Expires:

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT AND
COVENANT NOT TO COMPETE
(Individual Owner)

This Confidentiality and Nondisclosure Agreement and Covenant Not to Compete is entered into as of the date or dates set forth below by and between BD’S Restaurant Group, LLC located at 2024 Watson, Jackson, Missouri 63755 (“Franchisee”) and Bagger Dave’s Franchising Corporation, located at 27680 Franklin Road, Southfield, Michigan 48034 (“Bagger Dave’s”), and Bill Zellmer, located at 2024 Watson, Jackson, Missouri 63755, owner of Franchisee ("Owner").

WHEREAS, Bagger Dave’s is the Franchisor of “Bagger Dave’s Legendary Burger Tavern™” Restaurants and has the authority to disclose and discuss all information relating to the operations of a Restaurant (hereinafter referred to as “Bagger Dave’s Business,” “Business,” or “Franchised Business”);

WHEREAS, confidential information will be disclosed to Franchisee and Owner; and

WHEREAS, such confidential information gives Bagger Dave’s and Franchisee and Owner a competitive advantage over those who do not know it and who may compete with Bagger Dave’s, its affiliates or its Franchisees by operating a full-service, casual/fast casual restaurant with liquor license that offers on-premises dining and carry out with a wide variety of menu items.  The restaurant specializes in freshly made hamburgers and fries with superior customer service to its clients (the “Restaurant”).

NOW, THEREFORE, in order to induce Bagger Dave’s to transmit the aforesaid Information to it, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Franchisee and Owner hereby agrees as follows:

1.           The term “Information” shall mean, but shall not be limited to, any and all information concerning the Business, including but not limited to all information contained in Bagger Dave’s Operations Manual, Training Manuals or other Manuals provided to Owner by Bagger Dave’s, or Franchisee, all proprietary software, memoranda, notes, disks, cost analysis, trademarks, copyrights, logos, signage, blueprints, sketches, recipes, methods, processes, designs, plans, property, reports and documents, Bagger Dave’s operational, manufacturing, administrative, merchandising, marketing, costing, production and related information, information concerning the business, operations and markets of “Bagger Dave’s®” Restaurants, and all copies and extracts thereof, prepared by or on behalf of Bagger Dave’s or any of its officers, employees, attorneys, representatives, agents or consultants, which is disclosed to or acquired by Owner directly or indirectly from Bagger Dave’s in the course of activities related to the purchase and sale of a franchise of said Business, or which is obtained by Owner through an inspection of any facility employing Information.

2.           Owner agrees to retain all Information in strict confidence and not use it except as otherwise provided herein and Owner agrees not to claim any right or interest in or to disclose Information to others.

3.           Owner shall have the right to communicate Information to its shareholders, officers, directors, members, Franchisee Designate, Operator, Representative, managers, employees, agents, and its attorneys and other representatives approved in advance by Bagger Dave’s to the extent necessary for such person to perform his/her functions in the operation of the Restaurant.

4.           Owner agrees to cause any person to whom Information is disclosed to maintain the strict confidentiality of such Information and cause such persons to execute a written Confidentiality and Nondisclosure Agreement in a form prescribed by Bagger Dave’s.

5.           In the event the relationship contemplated by the Franchise Agreement between Franchisee and Bagger Dave’s terminates or expires without renewal, then to such extent, Owner agrees not to use any of the Information to own, operate or develop any business, competitive with or similar to the Business.  Owner shall also return to Bagger Dave’s all Information supplied to it by Bagger Dave’s pertaining to the business or Franchised Business, and shall not retain any copies or other reproductions, or extracts thereof, prepared by Franchisee or any of its officers, employees, attorneys, representatives or consultants or Owner, in connection with the Restaurant.  Owner shall provide a certificate to Bagger Dave’s that all of the foregoing have in fact been destroyed.

6.           (a)           Owner  acknowledges that the Information disclosed to Owner and all other aspects of the franchise system are highly valuable assets of Bagger Dave’s, and Owner agrees that it shall not, without the prior written consent of Bagger Dave’s (i) during the term of this Agreement, directly or indirectly, including, without limitation, individually or in partnership or jointly or in conjunction with any person, as principal, agent, shareholder or in any other manner whatsoever, carry on, be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any person or entity engaged in or concerned with or interested in any business competitive with or similar to the Restaurant unless such other business is operated pursuant to a written license or other agreement with Bagger Dave’s, and (ii) for a period of 5 years from the date of its termination or expiration without renewal, directly or indirectly, including, without limitation, individually or in partnership or jointly or in conjunction with any person, as principal agent, shareholder or in any other manner whatsoever, carry on, be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any person or entity engaged in or concerned with or interested in any business competitive with or similar to the Restaurant within 10 miles of the Restaurant Location or any other Bagger Dave’s franchised Restaurant or corporate or affiliate owned restaurant, unless such other business is operated pursuant to a written license or other agreement with Bagger Dave’s.  Owner agrees to cause all persons to whom it has disclosed such Information to execute a written Covenant Not to Compete in a form prescribed by Bagger Dave’s.

(b)           Owner also acknowledges and agrees that if Owner should violate the provisions of Section 6 of this Confidentiality and Nondisclosure Agreement and Covenant not to Compete with respect to the operation of a competing business following expiration or termination of this Confidentiality and Nondisclosure Agreement and Covenant not to Compete, then the period for which the prohibition stated therein shall be applicable shall be extended until five (5) years following the date Owner ceases all activities that are in violation of such provision.

7.           Owner acknowledges that it will be difficult to measure accurately the damages to Bagger Dave’s from any breach of Owner of the covenants and restrictions set forth herein, that the injury to Bagger Dave’s from any such breach would be incalculable and irremediable and the damages would not, therefore in and of themselves, be an adequate remedy.  Owner therefore agrees that in the event it shall breach or attempt to breach any of the terms of this Agreement, Bagger Dave’s shall be entitled as a matter of right to obtain from any court of competent jurisdiction an injunction (i) prohibiting Owner from any further breaches of this Agreement; (ii) rescinding any action taken by Owner contrary to the terms of this Agreement; and (iii) authorizing Bagger Dave’s to recover from Owner any and all salaries, fees, commissions, income, profits or other remuneration or gain which Owner may have received or to which it may have become entitled to receive from or by reason of the conducting of any activity in violation of the terms, conditions or covenants of this Agreement.  The issuance of such an injunction will not prevent Bagger Dave’s from obtaining such other relief as is appropriate under the circumstances, such as the award of other monetary damages.

8.           This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise by the laws of the State of Michigan.

9.           In the event any Paragraph or portion of any Paragraph in this Agreement shall be determined to be invalid or unenforceable for any reasons, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining valid and enforceable Paragraphs hereof, which shall be construed as if such invalid or unenforceable Paragraph or Paragraphs had not been inserted.

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year written below.

FRANCHISEE:	BAGGER DAVE’S:

BD’S RESTAURANT GROUP, LLC	BAGGER DAVE’S FRANCHISING CORPORATION

By: /s/ Bill Zellmer	By: /s/ T. Michael Ansley
Bill Zellmer Title: Member	T. Michael Ansley Title: President & CEO

Date: 11/17/11	Date: 11/17/11

By: /s/ Lonnie Griggs
Lonnie Griggs Title: Member

Dated: 11/17/11